Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY,

CORNERSTONE FINANCIAL CONSULTANTS, LTD.,

CORNERSTONE INSTITUTIONAL INVESTORS, INC.,

CORNERSTONE ADVISORS ASSET MANAGEMENT, INC.,

CORNERSTONE MANAGEMENT RESOURCES, INC.,

JOHN R. YAISSLE,

MALCOLM L. COWEN, II,

AND

THOMAS J. SCALICI

DATED AS OF NOVEMBER 15, 2005

TABLE OF CONTENTS

ARTICLE 1.	CERTAIN DEFINITIONS	2

1.1.	Definitions	2
1.2.	Rules of Construction	9

ARTICLE 2.	PURCHASE AND SALE OF THE CFC SHARES AND CII SHARES	9

ARTICLE 3.	PURCHASE AND SALE OF CAAM ASSETS; ASSUMPTION OF ASSUMED CAAM LIABILITIES	9

3.1.	Purchase and Sale of CAAM Assets	9
3.2.	Retained Assets	11
3.3.	Liabilities to be Assumed	11
3.4.	Retained Liabilities	11

ARTICLE 4.	PURCHASE AND SALE OF CMR CONTRACTS; ASSUMPTION OF ASSUMED CMR LIABILITIES	12

4.1.	Purchase and Sale of CMR Contracts	12
4.2.	Retained CMR Assets	12
4.3.	Liabilities to be Assumed	12
4.4.	Retained CMR Liabilities	12

ARTICLE 5.	M GROUP RIGHTS	13

5.1.	M Financial Group Interest	13
5.2.	Access to M Financial Group; Amendment to Agreement	13
5.3.	Approval From M Financial Group	13

ARTICLE 6.	OTHER EXCLUDED ASSETS	13

6.1.	Life Insurance Policies	13
6.2.	Personal Property of Selling Shareholders	14

ARTICLE 7.	PURCHASE PRICE, ADJUSTMENTS, PAYMENT, CLOSING	14

7.1.	Purchase Price	14
7.2.	Purchase Price Adjustment	14
7.3.	Allocation of Purchase Price	15
7.4.	Sales, Use, Transfer and Other Taxes	16
7.5.	Earn-Out.	16
7.6.	Closing	17

ARTICLE 8.	REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS	17

8.1.	Capacity of Selling Shareholders	17

i

8.2.	Validity and Execution of Agreements	18
8.3.	Ownership of Shares.	18
8.4.	No Conflicts	18
8.5.	No Government Proceedings	18
8.6.	Governmental Consents	19

ARTICLE 9.	REPRESENTATIONS AND WARRANTIES OF CORNERSTONE AND OF THE SELLING SHAREHOLDERS	19

9.1.	Capacity	19
9.2.	Capitalization of CFC and CII; Title to the Shares.	19
9.3.	Validity and Execution of Agreement	19
9.4.	Subsidiaries	20
9.5.	No Conflict	20
9.6.	Financial Statements	20
9.7.	Absence of Undisclosed Liabilities	20
9.8.	Absence of Certain Changes or Events	20
9.9.	Real Estate	21
9.10.	Registrations	21
9.11.	Accounts Receivable	21
9.12.	Litigation	21
9.13.	Material Contracts	21
9.14.	ERISA.	22
9.15.	Broker’s or Finder’s Fees	23
9.16.	Insurance.	23
9.17.	Tangible Property; Liens	24
9.18.	Intellectual Property	24
9.19.	Taxes	24
9.20.	Compliance with Laws	27
9.21.	Investment Advisory Contracts; Clients.	27
9.22.	Brokerage Accounts; Brokerage Clients	28
9.23.	Investment Advisory Service Referral Arrangements	28
9.24.	Selected Dealer Agreements	28
9.25.	ERISA Clients.	28
9.26.	Regulatory Compliance.	29
9.27.	Investment Adviser Registration	31
9.28.	Investment Performance	31
9.29.	Execution and Brokerage Allocation Practices	31
9.30.	Broker-Dealer Registration	31
9.31.	Insurance Agency Contracts.	33
9.32.	Governmental Consents	34
9.33.	Employees.	34
9.34.	Bank Accounts	35
9.35.	Transactions with Related Parties	35
9.36.	No Indebtedness; Distributions	35
9.37.	M Financial Group	35
9.38.	Disclosure	36

ARTICLE 10.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	36

10.1.	Capacity of Purchaser	36
10.2.	Validity and Execution of Agreement	36
10.3.	No Conflict	36
10.4.	Governmental Consents	36
10.5.	Broker’s or Finder’s Fees	36
10.6.	Litigation	36

ARTICLE 11.	COVENANTS FOR ACTION PRIOR TO THE CLOSING DATE	36

11.1.	Conduct of Cornerstone Business	37
11.2.	Access to Sellers; Prior Performance Data.	38
11.3.	No Public Announcement	38
11.4.	No Shopping	39
11.5.	Contract Consents.	39
11.6.	Insurance Agency Matters.	39
11.7.	M Group Rights	40
11.8.	Debt.	40
11.9.	Duty to Advise the Seller Representative	40
11.10.	Duty to Advise Purchaser	40
11.11.	Efforts and Further Assurances	40
11.12.	Interim Financial Statements	41
11.13.	Payment of Engagement Fees	41
11.14.	Employees	41
11.15.	NASD and MSRB Filings and Approvals	41
11.16.	Employee Benefit Plans	42

ARTICLE 12.	COVENANTS FOR ACTIONS AFTER THE CLOSING DATE	42

12.1.	Further Assurances; Transition.	42
12.2.	Access to Books and Records; Record Retention.	42
12.3.	Prior Performance	43
12.4.	Change of Name	43
12.5.	Incentive Plans	43
12.6.	Regulatory Filings and Approvals	43
12.7.	COBRA	43
12.8.	Bank Accounts	44
12.9.	Conduct of the Cornerstone Business After the Closing.	44

ARTICLE 13.	CONDITIONS TO CLOSING	44

13.1.	Conditions to the Obligations of Parties	44
13.2.	Conditions to the Obligation of the Sellers	45
13.3.	Conditions to Obligation of Purchaser	45

ARTICLE 14.	ADDITIONAL AGREEMENTS	50

14.1.	Non-competition.	50
14.2.	Tax Matters.	51
14.3.	Seller Representative	55

ARTICLE 15.	TERMINATION AND REMEDIES	55

15.1.	Termination	55
15.2.	Remedies.	56

ARTICLE 16.	INDEMNIFICATION	57

16.1.	Survival of Representations and Warranties.	57
16.2.	Indemnification by CAAM, CMR and the Selling Shareholders	57
16.3.	Indemnification by Purchaser	58
16.4.	Assertion of Claims.	58
16.5.	Limitations on Indemnification	59
16.6.	Set-Off	60

ARTICLE 17.	GENERAL PROVISIONS	60

17.1.	Expenses	60
17.2.	Execution in Counterparts; Binding Effect	60
17.3.	Confidentiality	60
17.4.	Governing Law	61
17.5.	Dispute Resolution	61
17.6.	Notices	62
17.7.	Titles and Headings	63
17.8.	Successors and Assigns; Beneficiaries.	63
17.9.	Entire Agreement	63
17.10.	Waivers and Amendments	64
17.11.	Severability	64

EXHIBIT	TITLE
A	Disclosure Schedule
B	Related Agreements
C	Escrow Agreement
D	Cornerstone Form of Investment Advisory Agreement
E	Investment Advisory Consent Letter
F	Dealer Agreement Consent Letter
G	Employment Agreement
H	Incentive Pool Agreement
I	Confidential Closing Letter Addendum dated January 13, 2006

THIS PURCHASE AGREEMENT (together with the Disclosure Schedule (as hereinafter defined) and all of the Exhibits hereto, this “Agreement”), is made and entered into as of this 15th day of November, 2005, by and among Harleysville National Bank and Trust Company, a national banking association, or its designee(s) (“Purchaser”), Cornerstone Financial Consultants, Ltd., a Pennsylvania corporation (“CFC”), Cornerstone Institutional Investors, Inc., a Pennsylvania corporation (“CII”), Cornerstone Advisors Asset Management, Inc., a Pennsylvania corporation (“CAAM”), Cornerstone Management Resources, Inc., a Pennsylvania corporation (“CMR,” and together with CFC, CII and CAAM, “Cornerstone”), John R. Yaissle, an individual with an address at 4221 Ravenswood Road, Allentown, PA 18103 (“Yaissle”), Malcolm L. Cowen, II, an individual with an address at 2801 Main St EXT, Bethlehem, PA  18107 (“Cowen”), and Thomas J. Scalici, an individual with an address at 221 North 28th Street, Allentown, PA 18104 (“Scalici,” and together with Yaissle and Cowen, “Selling Shareholders”) (Cornerstone and Selling Shareholders, collectively, “Sellers”) (Sellers, Purchaser, and the Seller Representative (as hereinafter defined), collectively, the “Parties”).

WHEREAS, CFC is in the business of providing advice on business development and succession and estate planning for privately held businesses and their owners having a net worth in excess of $10 million (the “CFC Business”); and

WHEREAS, CII is in the business of providing investment advisory services to institutional clients (including pension and profit sharing plans, foundations and endowments, corporations, hospitals, charitable organizations and public funds) and individual clients (including natural persons, families, and personal trusts), targeting individuals and organizations with between $250,000 and $5 million in investable assets, and providing broker-dealer services with respect to securities, including municipal securities (the “CII Business”); and

WHEREAS, CAAM is in the business of providing investment advisory services to institutional clients (including pension and profit sharing plans, foundations and endowments, corporations, hospitals, charitable organizations and public funds) and individual clients (including natural persons, families, and personal trusts), targeting wealthy individuals and families having at least $5 million in investable assets and middle market institutions having at least $10 million in investable assets (“CAAM Business”); and

WHEREAS, CMR employs all employees of Cornerstone used in the CFC Business, CII Business and CAAM Business (“CMR Business”); and

WHEREAS, Purchaser desires to purchase and acquire from Selling Shareholders, and Selling Shareholders desire to sell and transfer to Purchaser, all of the presently issued and outstanding shares of capital stock of CFC and CII, all on the terms and conditions set forth in this Agreement; and

WHEREAS, Purchaser desires to purchase and acquire from CAAM, and CAAM desires to sell and transfer to Purchaser, substantially all of the assets used in the CAAM Business, all on the terms and conditions set forth in this Agreement; and

WHEREAS, Purchaser desires to purchase and acquire from CMR, and CMR desires to sell and transfer to Purchaser, certain contracts to which CMR is a party, all on the terms and conditions set forth in this Agreement; and

WHEREAS, Purchaser desires to obtain the benefits of being a member of M Financial Group (including the rights to sell or distribute its proprietary insurance products) following the Closing, and the Parties seek to investigate with M Financial Group the various alternative means of transferring such benefits to Purchaser as part of the transactions contemplated by this Agreement; and

WHEREAS, each Party has contemporaneously with the execution of this Agreement, executed and delivered certain additional documents to one or more of the other Parties and caused other documents to be delivered to one or more of the other Parties.

In consideration of the foregoing and the mutual terms, conditions and other agreements set forth herein, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1.
CERTAIN DEFINITIONS

1.1.          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below.

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“401(k) Plan” has the meaning set forth in Section 11.16.

“Accounting Arbitrator” has the meaning set forth in Section 7.2(c).

“Actual Net Worth” has the meaning set forth in Section 7.2(c).

“Advisers Act” has the meaning set forth in Section 9.26, and includes the rules and regulations thereunder.

“Advisory Contracts” has the meaning set forth in Section 9.21.

“Advisory Referral Agreements” has the meaning set forth in Section 9.23.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

“Aggregate Net Worth” has the meaning set forth in Section 7.2(a).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Assigned Annual Billings” has the meaning set forth in Section 13.3(g)(iii).

“Assigned Billings Percentage” has the meaning set forth in Section 13.3(g)(iii).

“Assumed CAAM Liabilities” has the meaning set forth in Section 3.3.

“Assumed CMR Liabilities” has the meaning set forth in Section 4.3.

“Authority” and “Authorities” shall mean any governmental or quasi-governmental authority, whether executive, legislative, judicial, administrative or otherwise, or any combination thereof, including any federal, state, local or foreign government or governmental or quasi-governmental agency, board, body, branch, bureau, commission, corporation, court, department, instrumentality or other political unit or subdivision or any entity of any of the foregoing, whether domestic or foreign, including the SEC, NASD and MSRB.

“Base Annual Billings” has the meaning set forth in Section 13.3(g)(i).

“Brokerage Agreements” has the meaning set forth in Section 9.22.

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banks are authorized or required to be closed by law in Philadelphia, Pennsylvania.

“CAAM” has the meaning set forth in the first paragraph of this Agreement.

“CAAM/CMR Agreement” has the meaning set forth in Section 3.2(a).

“CAAM Assets” has the meaning set forth in Section 3.1.

“CAAM Business” has the meaning set forth in the fourth paragraph of this Agreement.

“CAAM Contracts” has the meaning set forth in Section 3.1(b).

“Certificates” has the meaning set forth in Section 13.3(d)(i).

“CFC” has the meaning set forth in the first paragraph of this Agreement.

“CFC Business” has the meaning set forth in the second paragraph of this Agreement.

“CFC Shareholders Agreement” has the meaning set forth in Section 8.3(a).

“CFC Shares” shall mean all of the presently issued and outstanding shares of capital stock of CFC.

“CFC Termination Agreement” has the meaning set forth in Section 13.3(d)(v).

“CII” has the meaning set forth in the first paragraph of this Agreement.

“CII Audited Financial Statements” has the meaning set forth in Section 9.6.

“CII Business” has the meaning set forth in the third paragraph of this Agreement.

“CII Shareholders Agreement” has the meaning set forth in Section 8.3(b).

“CII Shares” shall mean all of the presently issued and outstanding shares of capital stock of CII.

“CII Termination Agreement” has the meaing set forth in Section 13.3(d)(vi).

“Clients” has the meaning set forth in Section 9.21(a).

“Closing” has the meaning set forth in Section 7.6.

“Closing Date” has the meaning set forth in Section 7.6.

“CMR” has the meaning set forth in the first paragraph of this Agreement.

“CMR/CFC/CII Agreements” has the meaning set forth in Section 4.2.

“CMR Business” has the meaning set forth in the fifth paragraph of this Agreement.

“CMR Contracts” has the meaning set forth in Section 4.1.(1)

“CMR Records” has the meaning set forth in Section 4.1.

“CPR” has the meaning set forth in Section 17.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Continuing Employees” has the meaning set forth in Section 11.14.

“Control” when used with respect to any specified Person means the power to direct the management and/or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Cornerstone” has the meaning set forth in the first paragraph of this Agreement.

“Cornerstone Business” shall mean, collectively, the CFC Business, the CII Business, the CAAM Business and the CMR Business.

“Counterpart Plans” has the meaning set forth in Section 11.14(b).

“Cowen” has the meaning set forth in the first paragraph of this Agreement.

“Dealer Agreements” has the meaning set forth in Section 9.24.

“Dealers” has the meaning set forth in Section 9.24.

“Disclosure Schedule” shall mean the letter of even date herewith from Sellers to Purchaser containing various disclosures with respect to the representations and warranties of Sellers set forth in this Agreement, a copy of which is attached hereto as Exhibit A.

“Earn-Out” has the meaning set forth in Section 7.5(a).

“Earn-Out Period” has the meaning set forth in Section 7.5(a).

“Earn-Out Statement” has the meaning set forth in Section 7.5(b).

“EBITDA” has the meaning set forth in Schedule 7.5.

“Employee Benefit Plans” has the meaning set forth in Section 9.14(a).

“Environmental Law” means any applicable federal, state, local or foreign law relating to Regulated Substances (as herein defined) or otherwise relating to protection of the environment or natural resources, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and Superfund Amendment Reauthorization Act (“CERCLA”), the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Hazardous Substances Transportation Act, the Safe

(1)                   This list will include existing restrictive covenant, non-solicitation and confidentiality agreements in place with any employee of CMR.

Drinking Water Act and the Solid Waste Disposal Act, the Occupational Safety & Health Act, and comparable state, local or foreign laws.

“ERISA” has the meaning set forth in Section 9.14(a).

“Escrow Agreement” has the meaning set forth in Section 7.1.

“Estimated Net Worth” has the meaning set forth in Section 7.2(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 9.6.

“Form 8023” has the meaning set forth in Section 14.2(a)(ii).

“HNB” shall mean Harleysville National Bank and Trust Company, a national banking association.

“Incentive Pool Agreement” has the meaning set forth in Section 13.2(d)(v).

“Indemnified Party” has the meaning set forth in Section 16.4(a).

“Indemnifying Party” has the meaning set forth in Section 16.4(a).

“Insurance Agency Contracts” has the meaning set forth in Section 9.31(a).

“Insurance Clients” has the meaning set forth in Section 9.31(c).

“Intellectual Property” shall mean all trade secrets and confidential business information (including customer and client lists, ideas, market research, know-how, technical and/or financial data, pricing and cost information, and business and marketing plans and proposals), trademarks, service marks, trade names (including “Cornerstone,” “Cornerstone Advisors,” and “Cornerstone Advisors Asset Management, Inc.”), and corporate names (including “Cornerstone Advisors Asset Management, Inc.”), patents, copyrights, domain names (including “www.cornerstone-companies.com”), applications for registration of any intellectual property, all computer software (including data and related documentation), rights to all telephone numbers, websites (including any URLs related thereto), and all other proprietary methods, processes and products.

“Investment Advisory Services” shall mean the rendering of any investment advisory, investment management and investment supervisory services in the United States to clients, both individual and institutional, which have been customarily provided by CFC, CII and CAAM, including (i) the giving of advice with respect to either the investment and/or reinvestment of assets or funds or the selection of  investment management professionals or firms, and (ii) financial planning for individuals and entities, such as the preparation of financial plans and tax returns, the monitoring of investments and the performance of general consulting with respect to taxes, investments or other financial matters.

“Leases” has the meaning set forth in Section 9.9.

“Lien(s)” shall mean any lien, pledge, mortgage, security interest, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, or any encumbrance.

“Loss” or “Losses” has the meaning set forth in Section 16.2.

“M Group ICP” has the meaning set forth in Section 5.1.

“M Group Marketing Agreement” has the meaning set forth in Section 5.1.

“M Group Stock” has the meaning set forth in Section 9.37.

“M Group Stockholder” shall mean YMCS Limited Partnership.

“Material Adverse Effect” shall mean any change or effect that is materially adverse to the business, operations, properties (including intangible properties) or financial condition of any one or more of CFC, CII or CAAM, taken individually or as a whole or (ii) that would (or could reasonably be expected to with the passage of time) materially impair the ability of any one or more of the Sellers to perform its or his obligations hereunder.

“Mediator” has the meaning set forth in Section 17.5(b)

“Minimum Amount” has the meaning set forth in Section 16.5(a).

“MSRB” shall mean the Municipal Securities Rulemaking Board or any successor entity.

“NASD” shall mean the National Association of Securities Dealers, Inc. and NASD Regulation, Inc. or any successor entity.

“OCC” has the meaning set forth in Section 13.3(i)(ii).

“Original Schedule” has the meaning set forth in Section 13.3(g)(i).

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution, or other entity.

“Purchase Price” has the meaning set forth in Section 7.1.

“Purchase Price Adjustment” has the meaning set forth in Section 7.2.

“Purchased Items” has the meaning set forth in Section 7.1.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Cut-off Date” has the meaning set forth in Section 16.1(e).

“Purchaser Group” has the meaning set forth in Section 16.2.

“Purchaser Minimum Amount” has the meaning set forth in Section 16.5(c).

“QPAM Exemption” has the meaning set forth in Section 9.25(b).

“Receiving Entity” means each entity into which any Purchased Items are placed.

“Registrations” has the meaning set forth in Section 9.10.

“Regulated Substances” shall mean any flammable explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, extremely hazardous waste, restricted hazardous waste, infectious waste, hazardous or toxic substances, hazardous or toxic pollutant or related materials, asbestos or any material containing asbestos, or petroleum, or any other substance, mixture, waste compound, material, element, product, or matter as defined by any Federal, state or local environmental law, ordinance, rule, or regulation, including the Environmental Laws and in the regulations adopted and publications promulgated pursuant thereto at any time; any oil, petroleum or petroleum derived substance; any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; any flammable substances or explosives; any radioactive materials; asbestos in any form which is or could become friable; urea formaldehyde foam insulation; electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; pesticides; and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority as one that may or could pose a hazard to the environment or to the health and safety of the owners, occupants or any persons.

“Regulations” means the income tax regulations promulgated under the Code.

“Related Agreements” means those agreements described on Exhibit B attached hereto and any other document, instrument or certificate contemplated by or required in connection with this Agreement.

“Related Person” shall mean (a) a Selling Shareholder or any former shareholder of any of CFC, CII, CAAM or CMR; (b) the directors, officers and managers of CFC, CII, CAAM and CMR and any of their spouses, children and other lineal descendants and any other member of their immediate family, as defined in Rule 16a-1 under the Exchange Act; (c) any corporation, partnership, joint venture or other entity or other enterprise owned or controlled by a Selling Shareholder or any former shareholder of any of CFC, CII, CAAM and CMR or by any person in (b); and (d) any trust of which a Selling Shareholder or any former shareholder of any of CFC, CII, CAAM and CMR or any person in (b) is a trustee, grantor or beneficiary.

“Restricted Period” has the meaning set forth in Section 14.1(b)(ii).

“Retained CAAM Liabilities” has the meaning set forth in Section 3.4.

“Retained CMR Assets” has the meaning set forth in Section 4.2.

“Retained CMR Liabilities” has the meaning set forth in Section 4.4.

“Revised Schedule” has the meaning set forth in Section 13.3(g)(ii).

“Scalici” has the meaning set forth in the first paragraph of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 338 Election Forms” has the meaning set forth in Section 14.2(a)(ii).

“Section 338 Elections” has the meaning set forth in Section 14.2(a)(ii).

“Section 338(g) Elections” has the meaning set forth in Section 14.2(a)(i)(C).

“Section 338(g) Subelections” has the meaning set forth in Section 14.2(a)(i)(D).

“Section 338(h)(10) Elections” has the meaning set forth in Section 14.2(a)(i)(A).

“Section 338(h)(10) Subelections” has the meaning set forth in Section 14.2(a)(i)(B).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Cut-Off Date” has the meaning set forth in Section 16.1(c).

“Seller Representative” has the meaning set forth in Section 14.3(a).

“Selling Shareholder Group” has the meaning set forth in Section 16.3.

“Selling Shareholders” has the meaning set forth in the first paragraph of this Agreement.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Shares” shall mean, collectively, the CFC Shares and the CII Shares.

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes comprising, based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, license, lease, service, service use, severance, stamp, premium, customs, duties and property taxes, or any other taxes, fiscal levies or charges, all of the foregoing together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity, and the term “Tax” means any one of the foregoing Taxes.

“Tax Returns” or “Returns” shall mean all returns, declarations, reports, estimates, information returns, statements and other documents relating to Taxes, and the term “Tax Return” or “Return” means any one of the foregoing Tax Returns.

“Third Party Claims” has the meaning set forth in Section 16.4(c).

“Trademark Assignment” has the meaning set forth in Section 13.3(d)(xiii).

“Unaudited Balance Sheet” has the meaning set forth in Section 9.11.

“Unaudited Financial Statements” has the meaning set forth in Section 9.6.

“US GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Waiver and Release” has the meaning set forth in Section 13.3(d)(iv).

“Yaissle” has the meaning set forth in the first paragraph of this Agreement.

1.2.          Rules of Construction.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” or “without limitation.”  The word “or” is disjunctive, but not necessarily exclusive.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein.  Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Schedules and Exhibits, taken as a whole.  Except as otherwise expressly provided herein:  (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with US GAAP consistently applied, as in effect from time to time.  Neither the captions to Articles, Sections or subdivisions thereof nor the Table of Contents shall be deemed to be a part of this Agreement.

A Person will be deemed to have “knowledge” of a particular fact or other matters if he is actually aware of such fact or other matter or should have known of such fact or other matter given his involvement in or authority over the referenced business.  For purposes of this Agreement, the phrases “knowledge of Sellers,” “to Sellers’ knowledge” or “to the best of Sellers’ knowledge” shall refer to the knowledge (as defined above) of all officers and directors of CFC, CII, CAAM and CMR and other persons with substantial operational or compliance responsibilities with any one or more of CFC, CII, CAAM and CMR.

ARTICLE 2.
PURCHASE AND SALE OF THE CFC SHARES AND CII SHARES

On the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, covenants, and agreements of the Parties contained herein, at the Closing, the Selling Shareholders shall sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser shall purchase and acquire from the Selling Shareholders, free and clear of all Liens, the CFC Shares and the CII Shares.

ARTICLE 3.
PURCHASE AND SALE OF CAAM ASSETS;
ASSUMPTION OF ASSUMED CAAM LIABILITIES

3.1.          Purchase and Sale of CAAM Assets.  On the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of the Parties contained herein, at the Closing, CAAM shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from CAAM, all of the business, property, and assets owned or held by CAAM which are used by it in connection with the CAAM Business (including the business, property, and assets identified below in this Section 3.1) wherever located and whether or not reflected on the books of CAAM, both tangible and intangible, free and clear of all Liens and all as the same shall exist on the Closing Date (collectively, the “CAAM Assets”).  The CAAM Assets shall include, but not be limited to, the following:

(a)           Advisory Contracts.  All Advisory Contracts and all Advisory Referral Agreements of CAAM;

(b)          CAAM Contracts.  All leases, contracts, agreements and commitments (other than Advisory Contracts and Advisory Referral Agreements described in Section 3.1(a) above), whether in writing or orally agreed to, which are specifically listed on Schedule 3.1(b) (collectively, the “CAAM Contracts”).  All CAAM Contracts that require the consent of another party to be assigned are designated on Schedule 3.1(b), including specification of the parties who must consent to the assignment;

(c)           Licenses; Permits.  All of CAAM’s interest in governmental licenses, permits, registrations, approvals, certificates, consents, authorizations, and identification numbers, to the extent transferable to Purchaser or temporarily usable by Purchaser, including those listed on Schedule 3.1(c), but excluding CAAM’s registration as an investment advisor under the Advisers Act;

(d)          Records and Files.  Originals and copies of books, records and files of CAAM relating to the CAAM Business (excluding any corporate minute and stock books) or any of the CAAM Assets, including client prospect records and files, customer files, accounting records, compliance policies and procedures and correspondence regarding all regulatory matters;

(e)           Cash.  All cash on hand or in bank accounts and all cash equivalents or investments of any kind or nature owned by CAAM or related to the CAAM Business as of the Closing Date;

(f)           Accounts Receivable.  All rights to the collection of money under the accounts receivable of the CAAM Business;

(g)          Intellectual Property.  All Intellectual Property owned by CAAM (whether registered, unregistered, or at common law) and all rights of CAAM to use Intellectual Property in the CAAM Business pursuant to license, sublicense or other permission, including such Intellectual Property listed on Schedule 9.18 for CAAM;

(h)          Goodwill.  All other intangible property rights of CAAM associated with the CAAM Business, including the goodwill of the CAAM Business;

(i)            Equipment.  All machinery, equipment (including computers, other data processing equipment and software related thereto), vehicles, furniture, furnishings, office equipment, supplies and parts, and other items of tangible personal property owned by CAAM or used in connection with the CAAM Business, including those items listed on Schedule 9.17 for CAAM and any additions or replacements made between the date of this Agreement and the Closing;

(j)            Advertising Materials.  All advertising and marketing plans, strategies and materials relating to the CAAM Business, including all catalogs, brochures and art work;

(k)           Warranties.  All express or implied warranties of any kind or nature of all third parties relating to the CAAM Assets, including all express written warranties, all implied warranties of merchantability, all express or implied warranties of title and all express or implied warranties of fitness for a particular purpose;

(l)            Insurance Policies.  All fidelity bonds or other insurance policies maintained or required to be maintained in connection with its business to the extent assignable; and

(m)          Prepaid Expenses.  All prepaid expenses and deposits of CAAM relating to the CAAM Business, to the extent transferable to Purchaser.

3.2.          Retained Assets.  Notwithstanding the provisions of Section 3.1, CAAM shall not sell, transfer, assign, convey or deliver to Purchaser, and Purchaser shall not purchase or accept from CAAM, the following assets of CAAM:

(a)           Certain Advisory Contracts and CAAM Contracts.  All rights or entitlements of CAAM under and pursuant to (i) any Advisory Contract or CAAM Contract for which consent to transfer to Purchaser is required and not obtained prior to or at the Closing, subject to the post-Closing covenants with regard to any such Advisory Contracts or CAAM Contracts in Section 12.1(b), and (ii) all leases, contracts, agreements, and commitments, whether in writing or orally agreed to, pertaining to CAAM or the CAAM Business that are not listed on Schedule 3.1(b) as a CAAM Contract (including that certain Management Reimbursement Agreement between CAAM and CMR as set forth in Schedule 9.13 (“CAAM/CMR Agreement”)); and

(b)          Other.  The assets listed on Schedule 3.2(b).

3.3.          Liabilities to be Assumed.  On the terms and subject to the conditions of this Agreement and the consummation of the transactions contemplated by this Agreement, on the Closing Date, Purchaser shall assume and shall pay, discharge and perform when due only the liabilities and obligations of CAAM arising and accruing on and after the Closing Date in connection with, and relating exclusively to, the operation of the CAAM Business and/or the CAAM Assets, under or with respect to the following (collectively, the “Assumed CAAM Liabilities”):

(a)           Advisory Contracts of CAAM and CAAM Contracts referred to in Schedule 3.1(b) and referenced therein as transferable or as requiring consent of any third party which is obtained on or before the Closing;

(b)          Trade payables of CAAM which are set forth on Schedule 3.3(b) and which were incurred in the ordinary course of business on or before the Closing Date; and

(c)           Accrued liabilities of CAAM which are set forth on Schedule 3.3(c) and which were incurred in the ordinary course of business on or before the Closing Date.

3.4.          Retained Liabilities.  CAAM and the Selling Shareholders shall retain all obligations and responsibilities for any claims, debts, defaults, duties or liabilities of the CAAM Business, the CAAM Assets, the Selling Shareholders or of CAAM, whether known or unknown, contingent or fixed, not specifically assumed by Purchaser, or which Purchaser has not specifically assumed under or with respect to this Agreement (collectively, the “Retained CAAM Liabilities”), including (i) all obligations and liabilities of CAAM arising, accruing or relating to the CAAM Business or CAAM prior to the Closing Date, (ii) all obligations and liabilities of the CAAM Business, CAAM or the Selling Shareholders arising under any Environmental Law prior to the Closing Date; (iii) all Taxes concerning CAAM, (iv) all obligations and liabilities with respect to the Persons providing services to CAAM, including any compensation, bonuses, incentives, severance, retention payments or benefits accruing to any such Person, except as expressly set forth in this Agreement, and (v) all obligations and liabilities of CAAM arising under the CAAM/CMR Agreement.  Purchaser shall have no obligation under this Agreement, by operation of law or otherwise, to assume, pay or discharge any of the Retained CAAM Liabilities.  Following the Closing, CAAM and the Selling Shareholders agree to punctually pay, perform and discharge when due all Retained CAAM Liabilities, except those being contested or denied by CAAM or the Selling Shareholders in good faith.

ARTICLE 4.
PURCHASE AND SALE OF CMR CONTRACTS;
ASSUMPTION OF ASSUMED CMR LIABILITIES

4.1.          Purchase and Sale of CMR Contracts.  On the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of the Parties contained herein, at the Closing, CMR shall transfer and assign to Purchaser, and Purchaser shall acquire from CMR, all contracts, agreements, and commitments whether in writing or orally agreed to, which are specifically listed on Schedule 4.1 (collectively, the “CMR Contracts”) and all originals and copies of all books, records and files of CMR relating to the employees of CMR (“CMR Records”).  All CMR Contracts that require the consent of another party to be assigned are designated on Schedule 4.1 including specification of the parties who must consent to the assignment.

4.2.          Retained CMR Assets.  Notwithstanding any other provision of this Agreement, and except for the CMR Contracts and CMR Records, CMR shall not sell, transfer, assign, convey, or deliver to Purchaser, and Purchaser shall not purchase or accept from CMR, any of the businesses, properties, or assets owned by CMR nor any CMR Contract not referred to in Schedule 4.1 (including the CAAM/CMR Agreement and those certain Management Reimbursement Agreements between CMR and each of CFC and CII as set forth in Schedule 9.13 (collectively, “CMR/CFC/CII Agreements”)) or for which consent to transfer to Purchaser is required and not obtained prior to or at the Closing, subject to the post-Closing covenants with regard to any such CMR Contracts in Section 12.1(b) (collectively the “Retained CMR Assets”).

4.3.          Liabilities to be Assumed.  On the terms and subject to the conditions of this Agreement and the consummation of the transactions contemplated by this Agreement, on the Closing Date, Purchaser shall assume and shall pay, discharge and perform when due only the liabilities and obligations of CMR arising and accruing on and after the Closing Date in connection with, and relating exclusively to the CMR Contracts (collectively, the “Assumed CMR Liabilities”).

4.4.          Retained CMR Liabilities.  CMR and the Selling Shareholders shall retain all obligations and responsibilities for any claims, debts, defaults, duties, or liabilities of CMR or the Selling Shareholders, whether known or unknown, contingent or fixed, not specifically assumed by Purchaser, or which Purchaser has not specifically assumed under or with respect to this Agreement (collectively, the “Retained CMR Liabilities”), including (i) all obligations and liabilities of CMR arising, accruing or relating to CMR prior to the Closing Date, (ii) all obligations and liabilities of CMR or the Selling Shareholders arising under any Environmental Law, (iii) all Taxes concerning CMR, (iv) all obligations and liabilities with respect to CMR’s employees, except as expressly set forth in the Agreement, (v) all bonuses and incentive compensation and all deferred compensation, severance, and retention payments due to any employee of CMR related to such obligations in existence on or before the Closing, regardless of whether the employee is a Continuing Employee or not, including those obligations set forth in that certain Deferred Compensation Agreement, dated as of January 1, 2000, with Donna Wanamaker and that certain Deferred Compensation Agreement, dated as of March 1, 1995, with Yaissle, (vi) all liabilities and obligations of CMR relating to CMR’s 401(k) Plan, Savings and Profit Sharing Plan, (vii) all liabilities and obligations under all other Employee Benefit Plans and other plan arrangements and agreements listed in Schedule 9.14, and (viii) all obligations and liabilities of CMR arising under the CMR/CFC/CII Agreements.  Purchaser shall have no obligation under this Agreement, by operation of law or otherwise, to assume, pay or discharge any of the Retained CMR Liabilities.  Following the Closing, CMR and the Selling Shareholders agree to punctually pay, perform and discharge when due all Retained CMR Liabilities, except those being contested or denied by CMR or the Selling Shareholders in good faith.

ARTICLE 5.
M GROUP RIGHTS

5.1.          M Financial Group Interest.  Selling Shareholders believe that the relationship with M Financial Group is worth preserving as part of the insurance business of Cornerstone being operated by Purchaser following the Closing, and the Parties seek to evaluate the various options in continuing such relationship as part of the transactions contemplated by this Agreement.  The Parties acknowledge, however, that Purchaser has not had any direct conversations, and Sellers have had only preliminary general discussions (without naming the Purchaser), with M Financial Group about this Agreement and the transactions contemplated herein (including those set forth in this Section 5.1).  Therefore, following execution of this Agreement the Parties shall have the opportunity to approach M Financial Group to evaluate various alternative transactions that would permit Purchaser to obtain the benefits of CFC (or any Affiliate or successor thereto) being a member of M Financial Group following the Closing, including obtaining (i) the rights to sell or distribute the proprietary insurance products offered by the M Financial Group under that certain M Financial Group Marketing Agreement (“M Group Marketing Agreement”) and (ii) rights to receive cash distributions from the M Financial Group under that certain M Group Incentive Compensation Plan (“M Group ICP”).  Nothing in this Section 5.1 shall be construed as limiting the ability of Purchaser or Sellers to discuss with M Financial Group various alternative forms or structures of obtaining rights to participate in M Financial Group and entering into agreements related to same as part of the transactions contemplated by this Agreement; provided, however, the Purchaser shall not pay additional purchase price to Sellers for obtaining any such benefits from M Financial Group.

5.2.          Access to M Financial Group; Amendment to Agreement.  From and after the execution and delivery of this Agreement to the Closing Date, the Sellers shall provide Purchaser with access to, and Purchaser shall be permitted to contact M Financial Group and any of its Affiliates ( to the extent M Financial Group will allow), with respect to any matters pertaining to M Financial Group and the matters described in this Article 5.  If following such due diligence with M Financial Group, Purchaser and Sellers both determine that this Agreement will need to be amended to modify the structure of the acquisition of CFC from a purchase of the capital stock of CFC to a purchase of substantially all of its assets or any similar modifications, then the Parties agree to negotiate the terms of an amendment to this Agreement (including any additional representations, warranties or covenants of the Parties related to the existing and future relationships with M Financial Group) providing for such modifications and any other related revisions necessary in connection therewith.

5.3.          Approval From M Financial Group.  Sellers and Purchaser will cooperate to obtain the approval on or prior to Closing in writing of M Financial Group of any transactions and related documentation arising from the discussion and negotiations described in this Article 5.  To the extent any such approval is conditioned on any terms that must be agreed to by Sellers or Purchaser or affecting them in any way (including a condition that Purchaser enter into an M Financial Group Third Party Ownership Agreement), any such terms or agreements shall be acceptable to the respective Parties in their sole discretion.

ARTICLE 6.
OTHER EXCLUDED ASSETS

6.1.          Life Insurance Policies.  Notwithstanding anything to the contrary set forth herein, Sellers shall not sell, transfer, assign, convey or deliver to Purchaser, and Purchaser shall not purchase or accept from Sellers, the cash values of the life insurance policies listed on Schedule 6.1.  True, correct and complete copies of these policies have been provided to Purchaser.

6.2.          Personal Property of Selling Shareholders.  Notwithstanding anything to the contrary set forth herein, Selling Shareholders and Sellers shall not transfer to Purchaser any personal property of the Selling Shareholders which is presently located in any property leased by Cornerstone which is listed on Schedule 6.2.

ARTICLE 7.
PURCHASE PRICE, ADJUSTMENTS, PAYMENT, CLOSING

7.1.          Purchase Price.  In consideration of the sale and transfer of the CFC Shares, CII Shares, CAAM Assets, CMR Contracts, CMR Records, rights in M Financial Group and the restrictive covenants contained herein (collectively, the “Purchased Items”) as provided in Articles 2, 3, 4 and 5 and Section 14.1 of this Agreement, Purchaser shall, subject to adjustment pursuant to Section 7.2, pay the purchase price (the “Purchase Price”) as follows:  (i) pay an aggregate amount equal to Fifteen Million Dollars ($15,000,000) (as adjusted pursuant to Section 7.2 below) at Closing, which shall be paid to the Persons and in the amounts set forth in Schedule 7.1, (ii) following the Closing pay to the Seller Representative on behalf of Selling Shareholders and CAAM any amounts earned under the Earn-Out (if any) as additional purchase price in accordance with the terms set forth in Section 7.5, and (iii) assume the Assumed CAAM Liabilities and Assumed CMR Liabilities as set forth in Articles 3 and 4 above.  At the Closing, Five Hundred Thousand Dollars ($500,000) of the Purchase Price shall be retained in an escrow account with a mutually satisfactory escrow agent for a period of one (1) year from the Closing Date (or such longer period as indemnification claims remains unresolved) as security to Purchaser for any breach of any representation, warranty or covenants by CAAM, CMR or the Selling Shareholders, such escrow agreement to be in the form attached hereto as Exhibit C (the “Escrow Agreement”).  The remainder of the Purchase Price payable under Section 7.1(i) shall be paid at Closing by delivery of cash payable by wire transfer.  The Seller Representative shall provide Purchaser with its designated bank account for the wire at least two (2) business Days prior to Closing.

7.2.          Purchase Price Adjustment.  The Purchase Price shall be adjusted in accordance with the provisions of this Section 7.2 (“Purchase Price Adjustment”).

(a)           At least three (3) Business Days prior to the Closing Date, Seller Representative shall deliver to Purchaser in writing a good faith estimate of the Aggregate Net Worth (as defined below) as of the Closing Date (“Estimated Net Worth”), setting forth his computation in reasonable detail.  If Purchaser does not agree with such computation of the Estimated Net Worth, Purchaser shall so notify Seller Representative prior to Closing.  In such event, each party shall make available to the other such books and records as are relevant to such disagreement as are in possession of such party, and the Parties shall work together in good faith to resolve such disagreement.  “Aggregate Net Worth” shall be defined herein as the sum of the net worth of each of CII, CFC and CAAM (only including the CAAM Assets and Assumed CAAM Liabilities), all determined as of the Closing Date in accordance with US GAAP.

(b)          The Purchase Price will be adjusted at Closing as follows:

(i)            If Estimated Net Worth calculated by Seller Representative under Section 7.2(a) is less than Four Hundred Thousand Dollars ($400,000), the Purchase Price paid at Closing shall be decreased by the amount of such shortfall.

(ii)           If Estimated Net Worth calculated by Seller Representative under Section 7.2(a) exceeds Four Hundred Thousand Dollars ($400,000), the Purchase Price paid at Closing shall be increased by the amount of such excess.

(c)           Within thirty (30) days following the Closing Date, Purchaser shall compute the Aggregate Net Worth as of the Closing Date (“Actual Net Worth”) and shall deliver to Seller Representative a notice in writing which shall set forth Purchaser’s computation in reasonable detail.  If Seller Representative does not agree with such computation of the Actual Net Worth, Seller Representative shall so notify Purchaser within thirty (30) days of Seller Representative’s receipt of notice from Purchaser.  In such event, each party shall make available to the other such books and records as are relevant to such disagreement and are in possession of such party, and a senior executive of Purchaser and Seller Representative shall work together in good faith for thirty (30) days to resolve such disagreement.  If and only if any disagreement remains unresolved after such thirty (30) day period, then the Actual Net Worth and the resultant Purchase Price Adjustment shall be determined by a regional or national accounting firm of good reputation mutually acceptable to Purchaser and the Seller Representative (such firm appointed, the “Accounting Arbitrator”).  The Accounting Arbitrator shall have as terms of reference a written submission of Purchaser and Sellers within thirty (30) days after its appointment, and the Accounting Arbitrator shall determine within sixty (60) days after its appointment the amount of the Actual Net Worth and the resulting adjustment, if any, to the Purchase Price Adjustment within the conditions reflecting the intention of the Parties contained in this Agreement.  The decision of the Accounting Arbitrator shall set forth the amount of the Actual Net Worth and the Purchase Price Adjustment to be paid to Purchaser or Seller Representative on behalf of Sellers, as the case may be, and will be binding on the Parties without any right of dispute or appeal.  The fees and charges of the Accounting Arbitrator for purposes of this Section 7.2(c) shall be borne equally by the Seller Representative (on behalf of Sellers) and the Purchaser.  It is understood that, in the event the determination of the Actual Net Worth and Purchase Price Adjustment shall be submitted to arbitration in accordance with this Section 7.2(c), Purchaser shall not be estopped from taking a position with respect to the determination of Actual Net Worth that is different from that reflected in its initial calculation of Actual Net Worth.

(d)          The Parties shall be required to cooperate with the Accounting Arbitrator and its representatives in the furtherance of its mission and shall arrange for it and its representatives to have access to their respective premises, employees and records so as to carry out its task, on reasonable notice and during working hours.

(e)           Within two (2) Business Days following the determination of the Accounting Arbitrator under Section 7.2(c), (i) if the Actual Net Worth determined by the Accounting Arbitrator under Section 7.2(c) is less than the Estimated Net Worth determined by Seller Representative under Section 7.2(a), Sellers shall pay to Purchaser the difference between such amounts, and (ii) if the Actual Net Worth determined by the Accounting Arbitrator under Section 7.2(c) is more than the Estimated Net Worth determined by Seller Representative under Section 7.2(a), Purchaser shall pay to Seller Representative for the benefit of Sellers the difference between such amounts.  The Purchase Price Adjustment payment pursuant to this Section 7.2(e) shall be paid in immediately available funds.

7.3.          Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Items and, in the case of CII and CFC, the assets of such entities in accordance with the Section 338 Elections applicable thereto, as set forth on Schedule 7.3.  The Parties agree that such allocation is fair and equitable and was prepared using the allocation methods and principles required by the Code and the Regulations.  The Parties further agree to act in a manner consistent with such allocation for all purposes, including the filing and preparation of all federal, state and local tax returns filed by them subsequent to the Closing Date, the preparation and filing of any forms or schedules with respect to the transactions contemplated by this Agreement, and the determination by Sellers of taxable gain or loss of the Purchased Items (including any gain or loss resulting from the Section 338 Elections) and the determination by Purchaser of its tax basis with respect to the Purchased Items and, with respect to CII and CFC, the adjusted basis of their assets as a result of the Section 338 Elections.

7.4.          Sales, Use, Transfer and Other Taxes.  Purchaser shall be responsible for all sales, use, transfer and similar Taxes and recording and filing fees arising from the sale of the Purchased Items to Purchaser.  Sellers shall be responsible for all other Taxes resulting from the sale of the Purchased Items to Purchaser, including Taxes resulting from gain attributable to the Section 338 Elections (and the deemed asset sales resulting therefrom), from the purchase and sale of the assets of CAAM and Taxes with respect to covenants not to compete.

7.5.          Earn-Out.

(a)           Over a period of five (5) years following the Closing, with such five (5) year period commencing January 1, 2006 (the “Earn-Out Period”), Purchaser will pay the Seller Representative on behalf of the Selling Shareholders and CAAM an earn-out (“Earn-Out”) of up to Seven Million Dollars ($7,000,000) based upon the formula set forth on Schedule 7.5 attached hereto.

(b)           The Earn-Out earned hereunder shall be paid annually to the Seller Representative by Purchaser on or before March 15 of the year following the year for which the Earn-Out is due, or, if later, within 5 Business Days of a final determination with regard to a disagreement under 7.5(c) below.  On or before February 15 of each such year, Purchaser shall furnish to the Seller Representative a statement calculating the Earn-Out (“Earn-Out Statement”).

(c)           In the event that Seller Representative disagrees with such Earn-Out Statement, the Seller Representative shall notify Purchaser of such disagreement with reasonable details of the basis for such disagreement, within thirty (30) days after the Earn-Out Statement is delivered.  In such event, such disagreement will first be referred to a senior executive officer of Purchaser and the Seller Representative, who will endeavor in good faith to resolve any such disagreement within thirty (30) days after the commencement of such discussions.  If and only if any disagreement remains unresolved after such thirty (30) day period, then the Earn-Out shall be determined by an Accounting Arbitrator.  The Accounting Arbitrator shall have as terms of reference a written submission from Seller Representative and Purchaser within thirty (30) days after its appointment, and the Accounting Arbitrator shall determine within sixty (60) days after its appointment the amount of the Earn-Out and the resulting adjustment, if any, to the payment made by Purchaser in respect of such Earn-Out within the conditions reflecting the intention of the Parties contained in this Agreement.  The decision of the Accounting Arbitrator shall set forth the amount of the Earn-Out to be paid to Purchaser or Seller Representative on behalf of Selling Shareholders and CAAM, as the case may be, and will be binding on the relevant Parties without any right of dispute or appeal.  The fees and charges of the Accounting Arbitrator for purposes of this Section 7.5(c) shall be borne equally by Seller Representative (on behalf of the Selling Shareholders and CAAM), and Purchaser.  It is understood that, in the event the determination of the Earn-Out shall be submitted to arbitration in accordance with this Section 7.5(c), neither Purchaser nor Seller Representative shall be estopped from taking a position with respect to the determination of Earn-Out that is different from that reflected in the Earn-Out Statement.

(d)           The Parties (other than CMR) shall be required to cooperate with the Accounting Arbitrator and its representatives in the furtherance of its mission and shall arrange for it and its representatives to have access to their premises, employees and records so as to carry out its task, on reasonable notice and during working hours.

(e)           Within two (2) Business Days following the determination of the Accounting Arbitrator under Section 7.5(c), (i) if the Earn-Out determined by the Accounting Arbitrator under Section 7.5(c) is less than the Earn-Out determined by Purchaser under Section 7.5(b), the Selling Shareholders and CAAM shall pay to Purchaser the difference between such amounts, and (ii) if the Earn-Out determined by the Accounting Arbitrator under Section 7.5(c) is more than the Earn-Out determined by

Purchaser under Section 7.2(a), Purchaser shall pay to Seller Representative (on behalf of the Selling Shareholders and CAAM) the difference between such amounts.  The payments pursuant to this Section 7.5(e) shall be paid in immediately available funds.

(f)            The Selling Shareholders and CAAM shall not have the right to exercise their right to contest an Earn-Out Statement under Section 7.5(c) more than once per any given calendar year, and the right to contest any such Earn-Out Statement under Section 7.5(c) shall expire if the Seller Representative fails to notify Purchaser of any such disagreement within thirty (30) days after such Earn-Out Statement is delivered to the Seller Representative.

(g)           Notwithstanding the foregoing in this Section 7.5, a Selling Shareholder’s and CAAM’s right to the Earn-Out may vest immediately upon the happening of certain events as described in such Selling Shareholder’s Employment Agreement, all in accordance with the terms and conditions set forth in such Employment Agreement.

(h)           If the Closing shall occur on any date after January 4, 2006, then the parties agree to treat the transactions as being closed on January 4, 2006 for purposes of the Earn-Out.  In particular, the Parties shall calculate the EBITDA (as modified below) of CII, CFC and CAAM for the period between January 4, 2006 and the date the Closing takes place, and this amount shall be promptly paid to Purchaser by the Sellers and, if received by Purchaser, shall be credited to EBITDA for 2006 as calculated in Schedule 7.5 hereto.  Sellers agree not to make any payments or receive any payments (e.g, cash checks) on behalf of CII, CFC or CAAM in 2006 on or prior to January 4, 2006.  Solely for purposes of calculating EBITDA under this Section 7.5(h) and the amount to be paid to Purchaser, interest, taxes, depreciation and amortization shall not be taken into account.  The Parties will cooperate in good faith to carry out the intent to close by January 4, 2006 or, if delayed, attempt to treat the transaction as if it closed on January 4, 2006.

7.6.          Closing.  The consummation of the purchase and sale of the Purchased Items in accordance with this Agreement (the “Closing”) shall commence at 10:00 a.m., local time, at the Philadelphia offices of Stradley, Ronon, Stevens & Young, LLP on January 4, 2006, or at such other time and place as Purchaser and Seller Representative shall agree upon in writing.  The date of the Closing is referred to as the “Closing Date.”  The Parties shall deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article 13 hereof and as may reasonably be required to effect the transfer by Sellers of the Purchased Items pursuant to and as contemplated by this Agreement.  All events occurring at the Closing shall be deemed to occur simultaneously (with the concurrent payment of the Purchase Price due under Section 7.1(i), assumption of liabilities under Section 7.1(iii) and delivery of the documents required to be delivered pursuant to Article 13).  If the Closing shall occur on any date after January 4, 2006, then the parties agree to treat the transactions as being closed on January 4, 2006 (and CII, CFC and CAAM were operated for the benefit of Purchaser) for accounting purposes and for purposes of the calculation of the Earn-Out (as further described above in Section 7.05(h)).

ARTICLE 8.
REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder jointly and severally represents and warrants to Purchaser as follows:

8.1.          Capacity of Selling Shareholders.  Each Selling Shareholder has the legal capacity to enter into this Agreement and any Related Agreement to which he is a party and perform his obligations hereunder and thereunder.

8.2.          Validity and Execution of Agreements.  This Agreement has been, and each of the Related Agreements to which each Selling Shareholder is a party will be on or before Closing, duly executed and delivered by each Selling Shareholder, and this Agreement constitutes, and any such related Agreements will constitute when executed and delivered, valid and binding obligation of each Selling Shareholder enforceable against such Selling Shareholder in accordance with its terms.

8.3.          Ownership of Shares.

(a)           CFC Shares.  The CFC Shares listed on Schedule 8.3(a) opposite each Selling Shareholder’s name (i) are owned on the date of this Agreement beneficially and of record by such Selling Shareholder, (ii) will be owned beneficially and of record immediately prior to the Closing by such Selling Shareholder, free and clear of any Liens, and (iii) constitute all of the shares of CFC Shares stock owned beneficially or of record by such Selling Shareholder.  Except for that certain Shareholders Agreement dated as of January 1, 1996 by and among CFC and the Selling Shareholders (the “CFC Shareholders Agreement”), no Selling Shareholder has granted to any Person any rights (including proxy rights) or options with respect to such Selling Shareholder’s CFC Shares, and no Selling Shareholder is a party to any voting trust or other agreement or understanding with respect to such CFC Shares.  No Selling Shareholder has a claim against CFC or any of its officers, directors, or shareholders with respect to the issuance of any of the CFC Shares.

(b)          CII Shares.  The CII Shares listed on Schedule 8.3(b) opposite each Selling Shareholder’s name (i) are owned on the date of this Agreement beneficially and of record by such Selling Shareholder, (ii) will be owned beneficially and of record immediately prior to the Closing Date by such Selling Shareholder, free and clear of any Liens, and (iii) constitute all of the shares of CII Shares stock owned beneficially or of record by such Selling Shareholder.  Except for that certain Shareholders Agreement dated as of June 1, 1998 by and among CII and the Selling Shareholders (the “CII Shareholders Agreement”), no Selling Shareholder has granted to any Person any rights (including proxy rights) or options with respect to such Selling Shareholder’s CII Shares, and no Selling Shareholder is a party to any voting trust or other agreement or understanding with respect to such CII Shares.  No Selling Shareholder has a claim against CII or any of its officers, directors, or shareholders with respect to the issuance of any of the CII Shares.

8.4.          No Conflicts.  Except as set forth in Schedule 8.4, neither the execution and delivery of this Agreement or any Related Agreement to which each Selling Shareholder is a party, nor the performance by each Selling Shareholder of the transactions contemplated herein or therein, will (a) violate or constitute a default, or require notice and/or consent under, any mortgage, indenture, deed of trust, lease, contract, agreement, license, registration or other instrument, statute, rule or regulation, or any order, judgment or ruling of any governmental authority to which such Selling Shareholder is a party or by which such Selling Shareholder’s property is bound or (b) result in the creation of any Lien upon the CFC Shares or the CII Shares owned by such Selling Shareholder.

8.5.          No Government Proceedings.  No Selling Shareholder has been the subject of any governmental proceeding, investigation or inquiry involving the SEC, NASD, MSRB or any other Authority having jurisdiction over the business activities of such Selling Shareholder or Cornerstone and, during the past ten years, has not been indicted or convicted of any felony.  No Selling Shareholder has been the subject of any order, judgment, or decree of any court of competent jurisdiction or Authority, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:  (a) acting as an investment adviser, insurance agent, underwriter, broker or dealer in securities (including municipal securities), or engaging in or continuing any conduct or practice in connection with such activity, (b) engaging in any type of business practice, or (c) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws.

8.6.          Governmental Consents.  Except as disclosed in Schedule 8.6, the execution, delivery and performance of this Agreement by the Selling Shareholders does not require any consent from, action by or in respect of, or filing with, any court or governmental body, agency or official.

ARTICLE 9.
REPRESENTATIONS AND WARRANTIES OF CORNERSTONE
AND OF THE SELLING SHAREHOLDERS

Each Selling Shareholder and each of CFC, CII, CAAM and CMR, jointly and severally, represent and warrant to Purchaser as follows:

9.1.          Capacity.  Each of CFC, CII, CAAM and CMR is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.  Each of CFC, CII, CAAM and CMR has all requisite corporate power to own each of their respective properties and carry on each of their respective businesses as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of each of their respective businesses or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  The jurisdictions where each of CFC, CII, CAAM and CMR is so qualified are set forth in Schedule 9.1.  Complete and correct copies of the Articles of Incorporation and By-Laws, each as amended to the date hereof, for each of CFC, CII, CAAM and CMR have been made available to Purchaser.

9.2.          Capitalization of CFC and CII; Title to the Shares.

(a)           CFC Shares.  The authorized capital stock of CFC consists of 10,000 shares, of which 2,000 shares are issued and outstanding and will be outstanding as of Closing.  The CFC Shares have been validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights of stockholders.  No options, warrants or other rights to acquire, sell or issue shares of capital stock of CFC, whether upon conversion of other securities or otherwise, are outstanding or have been previously issued.

(b)          CII Shares.  The authorized capital stock of CII consists of 1,000 shares, of which 100 shares are issued and outstanding and will be outstanding as of Closing.  The CII Shares have been validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights of stockholders.  No options, warrants or other rights to acquire, sell or issue shares of capital stock of CII, whether upon conversion of other securities or otherwise, are outstanding or have been previously issued.

9.3.          Validity and Execution of Agreement.  The execution and delivery of this Agreement and the Related Agreements to which each of CFC, CII, CAAM and CMR is a party by each of CFC, CII, CAAM and CMR and the performance of the transactions herein and therein contemplated have been duly and validly authorized by all necessary corporate action on the part of each of CFC, CII, CAAM and CMR.  The board of directors and shareholders of each of CFC, CII, CAAM and CMR has duly adopted and approved this Agreement and the Related Agreements to which each of them is a party, and no further corporate action is required for this Agreement and the Related Agreements to which each of CFC, CII, CAAM and CMR is a party to be enforceable against each of CFC, CII, CAAM and CMR.  This Agreement has been, and the Related Agreements to which each of CFC, CII, CAAM and CMR is a party will be on or before Closing, duly executed and delivered by each of them, and the Agreements constitute, and any such Related Agreements will constitute when executed and delivered, valid and binding obligation of each of CFC, CII, CAAM and CMR, enforceable against each of them in accordance with their terms.

9.4.          Subsidiaries.  None of the Cornerstone companies, either directly or indirectly, owns any equity interest of any Person other than those set forth in Schedule 9.4.

9.5.          No Conflict.  Except as set forth in Schedule 9.5, neither the execution and delivery of this Agreement nor the performance of the transactions contemplated herein by any of CFC, CII, CAAM and CMR will (i) violate or conflict with any of the provisions of the Articles of Incorporation or By-laws of either of CFC, CII, CAAM or CMR; (ii) violate or constitute a default, or require notice or consent, under any material mortgage, indenture, deed of trust, lease, contract, agreement, license, or other instrument, or any order, judgment or ruling of any Authority, to which any of CFC, CII, CAAM or CMR is a party or by which any of their respective properties is bound; (iii) assuming the satisfaction of the requirements set forth in clause (iv) below, violate any provision of law applicable to any of CFC, CII, CAAM or CMR; or (iv) except for requirements, if any, arising out of any consents, actions and filings described in Section 9.32, require any consent, approval, filing or notice under any provision of law, statute, rule or regulation, applicable to any of CFC, CII, CAAM or CMR.

9.6.          Financial Statements.  Sellers previously delivered to Purchaser (a) audited balance sheets of CII as of December 31, 2004 and the related statements of operations, statement of changes in stockholder’s equity and statement of cash flows for the year then ended, including the notes thereto (collectively, the “CII Audited Financial Statements”), together with the report thereon of Cornerstone’s independent accountants, Parente Randolph, LLC, (b) the unaudited balance sheet of CFC and CAAM as of December 31, 2004 and the related unaudited statement of income, changes in retained earnings and supplementary information for the year then ended, and (c) the unaudited balance sheet of CII, CFC and CAAM as of June 30, 2005 and the related unaudited statement of income, changes in retained earnings and supplementary information for such six month period ended (the items set forth in (b) and (c) hereof being referred to as the “Unaudited Financial Statements”).  The CII Audited Financial Statements and the Unaudited Financial Statements (collectively, the “Financial Statements”) (i) were prepared from the books and records of each relevant entity and (ii) present fairly, in all material respects, the financial position of each such entity as of the respective dates specified therein, and the results of operations, retained earnings and cash flows of such entity for the respective periods then ended, in conformity with US GAAP.

9.7.          Absence of Undisclosed Liabilities.  Except as reflected elsewhere in this Agreement (including the accrued vacation and sick pay of employees reflected in Schedule 9.33(a)) or in the balance sheets included in the Financial Statements, none of CFC, CII, CAAM or CMR has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, of a type and nature that would be required to be reported, reflected or reserved for in a balance sheet of Cornerstone prepared in accordance with US GAAP (including, for purposes of this Section 9.7, any footnotes to such Financial Statements).

9.8.          Absence of Certain Changes or Events.  Except as set forth in Schedule 9.8, since December 31, 2004, each of CFC, CII, CAAM and CMR has operated its business only in the ordinary course and there has not been since June 30, 2005 (i) any change, event or development which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) except as contemplated by this Agreement, any sale, lease or mortgage of any of its properties or assets or the creation of any Liens with respect thereto outside of the ordinary course of business; (iii) any increase, except as consistent with past practice, in the wages, salaries, compensation, pension or other benefits payable to any employee of each of CFC, CII, CAAM and CMR or to any consultant or independent contractor; or (iv) any change in accounting methods or in the maintenance or method of preparation of books and records.

9.9.          Real Estate.  None of CFC, CII, CAAM or CMR owns any real property.  Schedule 9.9 sets forth a summary description (including the parties thereto) of all leases and agreements for real property in which Cornerstone is a party or its assets are subject (“Leases”).  CMR does not lease any real property used by the Cornerstone Business.

9.10.        Registrations.  Except as set forth in Schedule 9.10, each of CFC, CII, CAAM and CMR and their respective employees and agents have and will maintain through Closing all registrations, licenses, permits and other authorizations (including having made all required notice filings), issued by or required from any Authority and necessary for each of the businesses of CFC, CII, CMR and CAAM, as presently conducted (and will have as of Closing all such registrations, licenses, permits and other authorizations necessary for the continued operation of the CFC Business and CII Business under new ownership in substantially the same manner as it was conducted immediately prior to Closing) (“Registrations”).  Set forth in Schedule 9.10 is a list which contains all Registrations categorized by company.  Except as set forth in Schedule 9.10, each of CFC, CII, CAAM and CMR and their respective employees and agents is in compliance with all Registrations and have not received any written notice of violation of any Registration, and none of such Registrations shall cease to remain in full force and effect following the Closing by reason of the transactions contemplated by this Agreement.

9.11.        Accounts Receivable.  Except as set forth in Schedule 9.11, (a) the accounts receivable reflected on the balance sheet included in the Unaudited Financial Statements (the “Unaudited Balance Sheet”) and the accounts receivable arising subsequent to such date, have arisen in the ordinary course of business for services performed, and (b) subject to the terms and conditions set forth in any applicable contracts and any reserves for items doubtful of collection as reflected on the Unaudited Balance Sheet, all of such accounts receivable are fully collectible (and not subject to any setoff or counterclaim) within 90 days of the Closing Date.

9.12.        Litigation.  Except as set forth in Schedule 9.12, there is no lawsuit, or legal, administrative, or regulatory proceeding or investigation pending or, to the best of Sellers’ knowledge, threatened against any of CFC, CII, CAAM or CMR or any of its directors, officers or employees (including the Selling Shareholders).  There is no lawsuit or legal, administrative, or regulatory proceeding or investigation pending or, to the best of Sellers’ knowledge, threatened against any of CFC, CII, CAAM or CMR or the Selling Shareholders which challenges the legality of this Agreement or the transactions contemplated hereby.

9.13.        Material Contracts.  Except for (a) Employee Benefit Plans set forth in Schedule 9.14, (b) Leases for real property set forth on Schedule 9.9, (c) Advisory Contracts as set forth in Schedule 9.21, (d) Brokerage Agreements as set forth in Schedule 9.22, (e) Advisory Referral Agreements as set forth in Schedule 9.23, (f) the Dealer Agreements set forth in Schedule 9.24, and (g) Insurance Agency Contracts as set forth in Schedule 9.31, Schedule 9.13 sets forth, without duplication, all of the following contracts to which each of CFC, CII, CAAM and CMR is a party or which affect the assets of any of CFC, CII, CAAM or CMR:  (i) contracts requiring aggregate payments in any one year to or by any of CFC, CII, CAAM or CMR in excess of $20,000; (ii) contracts and other agreements containing covenants of any of CFC, CII, CAAM or CMR or a Selling Shareholder or an employee of Cornerstone not to compete in any line of business or with any Person in any geographical area or in any other manner; (iii) contracts and other agreements containing covenants of any of CFC, CII, CAAM or CMR or a Selling Shareholder or an employee of Cornerstone not to disclose confidential information of Cornerstone or not to solicit clients and potential clients; (iv) contracts and other agreements relating to the borrowing of money; (v) any guaranty issued by any of CFC, CII, CAAM or CMR or any other arrangement under which any of CFC, CII, CAAM or CMR assumes any liability or obligation (including indebtedness) of any other Person; (vi) any contract, agreement, arrangement or understanding not made in the ordinary course of business and consistent with past practice; (vii) any power of attorney granting any Person authority to execute agreements or otherwise act on behalf of any of CFC, CII, CAAM or CMR; (viii) any contract, agreement, arrangement or understanding granting to any Person the right to use any property or property right of any of CFC, CII, CAAM or CMR; or (ix) any material contract, agreement, arrangement or understanding with a Related Person.  Each Lease, Advisory Contract, Advisory Referral Agreement, Brokerage Agreement, Dealer Agreement, Insurance Agency Contract, and contract listed in Schedule 9.13 (true and complete copies of which have been delivered to Purchaser) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each of CFC, CII, CAAM, CMR and/or a Selling Shareholder, as applicable, and, to the knowledge of the Sellers, of each other party thereto.  Except as set forth in Schedule 9.13, no Seller is in default in any material respect of any of its obligations under any Lease, Advisory Contract, Brokerage Agreement, Advisory Referral Agreement, Dealer Agreement, Insurance Agency Contract, or contract listed in Schedule 9.13.  To the best of Sellers’ knowledge, except as set forth in Schedule 9.13, no other party is in default in any material respect of any of its obligations under any Lease, Advisory Contract, Brokerage Agreement, Advisory Referral Agreement, Dealer Agreement, Insurance Agency Contract, or contract listed in Schedule 9.13.  Except as set forth in Schedule 9.13 and except with respect to any Advisory Contract, no consent of the other party to any contract listed in Schedule 9.13 or any Lease, Brokerage Agreement, Advisory Referral Agreement, Dealer Agreement or Insurance Agency Contract is required in connection with the transactions contemplated by this Agreement or any Related Agreement.

9.14.        ERISA.

(a)           None of CFC, CII, CAAM or CMR maintain or contribute to or have liability with respect to any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than the employee benefit plans listed in Schedule 9.14 (“Employee Benefit Plans”), none of which is a multi-employer plan as described in Section 4001(a)(3) of ERISA or a defined benefit pension plan as defined in Section 3(2) of ERISA.  Other than as set forth in Schedule 9.14, there are no employment, collective bargaining or consulting agreements, severance agreements or plans, employee pension or retirement plans, profit-sharing plans, savings plans, bonus, equity or deferred compensation plans (either funded or unfunded) or any other compensation plans, programs or arrangements providing similar benefits to directors, officers, employees, shareholders, or retired employees of CFC, CII, CAAM or CMR.  A true, accurate and complete copy of each such plan and the applicable summary plan description, if any, has been provided to Purchaser.

(b)          No prohibited transaction, as such term is defined in Section 406 of ERISA or Section 4975 of the Code, has occurred and continues uncorrected with respect to any Employee Benefit Plan and neither CFC, CII, CAAM nor CMR, nor any plan set forth in Schedule 9.14 has or would be expected to have any liability under Section 406 of ERISA or Section 4975 of the Code.  No civil or criminal action brought pursuant to Part V, Title I of ERISA is pending or has been threatened against any fiduciary of any such Employee Benefit Plan.  Neither the Internal Revenue Service nor the Department of Labor is currently auditing or reviewing any Employee Benefit Plan and no Seller has received notice, written or otherwise, of any impending audit or review of any such Employee Benefit Plan from the Internal Revenue Service or Department of Labor.

(c)           There are no actions, suits or claims pending, other than routine claims for benefits, brought or made by employees of CFC, CII, CAAM or CMR in the ordinary course with respect to the Employee Benefit Plans which, if determined adversely, would result in a Material Adverse Effect, and there are no such actions, suits or claims threatened in writing, arising out of, or in connection with, the existence, operation, maintenance or administration of the Employee Benefit Plans.

(d)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes a change in control or has or will accelerate benefits under any Employee Benefit Plan or other agreement, arrangement or program, and none of CFC, CII, CAAM or CMR is a party to any plan, program, arrangement or understanding or any that could result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to any of CFC, CII, CAAM or CMR.

(e)           Neither CFC, CII, CAAM nor CMR, nor any entity that is treated as a single employer with CFC, CII, CAAM or CMR under Sections 414(b) or (c) of the Code currently maintains or contributes to any plan that is subject to Title IV of ERISA, nor have they previously maintained or contributed to any such plan that has resulted in any liability or potential liability to any of CFC, CII, CAAM or CMR under Title IV of ERISA.

(f)           As of the Closing, all required contributions will have been made to each Employee Benefit Plan and other plan or arrangement set forth in Schedule 9.14, or will be properly accrued for on CFC, CII or CAAM’s books and records.  Each of CFC, CII, CAAM and CMR has made all payments and contributions (including employee salary reduction contributions) on a timely basis to each Employee Benefit Plan as required by the terms of each Plan and any applicable law or regulation.

(g)          No Party would reasonably be expected to incur any liability or obligation for, under, with respect to or otherwise in connection with any plan, which liability arises under ERISA or the Code by virtue of CFC, CII, CAAM or CMR being aggregated in a controlled group or affiliated service group with any other entity for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA).

9.15.        Broker’s or Finder’s Fees.  None of the Sellers, nor any of their Affiliates, has authorized any Person to act as a broker, a finder or in any similar capacity in connection with the transactions contemplated by this Agreement, other than WFG Capital Advisors LP, the fees and expenses of which shall be paid by the Selling Shareholders pursuant to Section 11.13.

9.16.        Insurance.

(a)           Schedule 9.16 sets forth information relating to insurance of Cornerstone maintained in the regular course of its business, and constitutes a true and correct list of the insurance policies currently maintained by Cornerstone, including a description of the type of coverage, name of insurer, name of insured, term of policy, limits of liability, deductibles, and annual premiums for the current year.  All such policies taken together, to the best of Seller’s knowledge, provide adequate insurance coverage for the assets and operations of Cornerstone for all risks normally insured against by a Person carrying on the same business as the Cornerstone Business.  All such policies taken together are sufficient for compliance with all applicable laws, Registrations and contracts to which any of CFC, CII, CAAM or CMR is a party or bound.

(b)          Sellers have provided to Purchaser a complete and correct copy of each policy reflected in Schedule 9.16.  With respect to each such insurance policy:  (i) the policy is in full force and effect; (ii) all premiums due thereon have been paid in a timely manner; and (iii) no written notice of cancellation or termination has been received with respect to any such policy.  Each of CFC, CII, CAAM and CMR has been covered during the past five (5) years by insurance in scope and amount which is comparable to the insurance set forth in Schedule 9.16.

9.17.        Tangible Property; Liens.  Schedule 9.17 contains a complete and correct list of all the equipment, furniture, leasehold improvements, fixtures, and any related capitalized items, owned, leased or used in the CFC Business, CII Business and CAAM Business.  Schedule 9.17 includes for each item listed a true and correct description of:  (i) the item, (ii) ownership of the item, (iii) any outstanding debt relating to such item.  Each item of tangible personal property is in satisfactory operating condition and repair, ordinary wear and tear excepted.  All leased personal property is in the condition required of such property by the terms of the lease applicable thereto, both during the term of the lease and upon the expiration thereof.  The equipment, furniture, leasehold improvements, fixtures and any related capitalized items set forth in Schedule 9.17 include all such property necessary to operate the Cornerstone Business after the Closing in the same manner as it has been operated prior to Closing.  Neither the Selling Shareholders nor CMR own or lease any such personal property used by the Cornerstone Business.  Except as set forth in Schedule 9.17, CFC, CII and CAAM is in possession of and has good title to all of such property free and clear of all Liens except for (A) Liens for Taxes not yet delinquent; or (B) Liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business for sums not yet delinquent.  All of the assets of CFC, CII and CAAM set forth in Schedule 9.17 will be owned by CFC, CII or CAAM or available for use by CFC, CII or CAAM under a valid lease, license or other agreement on the Closing Date, and all such assets of CAAM will be transferred to Purchaser as of the Closing.

9.18.        Intellectual Property.  Set forth on Schedule 9.18 is a list of all Intellectual Property owned by any Seller or used in the Cornerstone Business, and the name of each Seller owning or using each such item of Intellectual Property.  Each Seller owning or using such item or items of Intellectual Property either has all right, title and interest in or a valid and binding license to use.  No other intellectual property is used or necessary in the conduct of the Cornerstone Business as currently conducted.  Except as disclosed in Schedule 9.18, (a) to the best of Seller’s knowledge, the applicable Seller has the exclusive right to use the Intellectual Property disclosed in Schedule 9.18, (b) all registrations of, and applications by, a Seller to any Authority in respect of such Intellectual Property are valid and in full force and effect, and (c) none of a Seller’s Intellectual Property infringes on the rights of any other Person, or to the knowledge of any one or more of the Sellers, is being infringed by any other Person.  All of the assets of Sellers set forth in Schedule 9.18 (including all website content) will be, in the case of CFC and CII, owned by such Seller or available for use by such Seller under a valid lease, license or other agreement on the Closing Date and, in the case of CAAM, owned by Purchaser or available for use by Purchaser under a valid lease, license or other agreement on the Closing Date.

9.19.        Taxes.  Except as disclosed in Schedule 9.19:

(a)           The reserves for Taxes of CFC, CII, CAAM and CMR, included in the December 31, 2004 balance sheet for each such entity are, and on the Closing Date balance sheet for the each such entity will be, sufficient for the payment of all such Taxes not theretofore paid (including taxes incurred but not yet due and payable) whether asserted or unasserted, contingent or otherwise, and whether or not disputed, for the period ended December 31, 2004, and on the Closing Date, respectively, and for all periods prior thereto.

(b)          As of the time of filing, all Tax Returns required to be filed under any federal, state, local or foreign laws by or on behalf of each of CFC, CII, CAAM and CMR were in all material respects (and, as to Tax Returns not filed as of the date hereof until the Closing Date, will be in all material respects) true, complete and correct and filed on a timely basis.  Each of CFC, CII, CAAM and CMR, within the time and in the manner prescribed by law, has paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes shown on such Tax Returns as well as any other Taxes that may be due.  To the knowledge of each Seller, all transactions which could give rise to an understatement of income Tax (within the meaning of Section 6662 of the Code or any corresponding provision of state, local or foreign Tax law) were adequately disclosed or, with respect to Tax Returns filed after the date hereof but on or before the Closing Date, will be adequately disclosed on the Tax Returns.

(c)           To the knowledge of Sellers, no claim has ever been made by an Authority in a jurisdiction where any of CFC, CII, CAAM or CMR does not file tax returns that any of them is or may be subject to taxation by that jurisdiction.

(d)          Each of CFC, CII, CAAM and CMR has complied (and until the Closing Date will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and similar provisions under any foreign laws and, except as is not material, have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Authorities all amounts required to be so withheld and paid over under all applicable laws.

(e)           None of the Selling Shareholders is a “foreign person” (as that term is defined in Section 1445 of the Code) and each shall furnish to Purchaser on or before the Closing Date certification of such Selling Shareholder’s non-foreign status, as set forth in Treasury Regulation §1.1445-2(b).

(f)           None of CFC, CII, CAAM and CMR is a “United States real property holding corporation” (as that term is defined in Section 897(c)(2) of the Code and Treasury Regulation § 1.897-2(b)) and shall, upon request, furnish to Purchaser on or before the Closing a certification of each of CFC, CII, CAAM and CMR’s non-United States real property interest status, as set forth in Regulations Sections 1.1445-2(c) and 1.897-2(h).

(g)          None of CFC, CII, CAAM and CMR has executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

(h)          No assessments or deficiency for any Tax has been proposed, asserted or assessed against any of CFC, CII, CAAM or CMR with respect to taxable periods ended on or before the Closing Date which has not been resolved, paid in full or fully reserved in accordance with US GAAP in the Financial Statements.

(i)            No audit or other examination of any Tax or Tax Return of any of CFC, CII, CAAM or CMR is presently in progress, nor has any of CFC, CII, CAAM or CMR been notified in writing of, nor, to the knowledge of each Seller, has there been, any threat of or request for such an audit or other examination with respect to any taxable year of any of CFC, CII, CAAM or CMR ending on or prior to the Closing Date.  To the knowledge of each Seller, each of CFC, CII, CAAM and CMR is not the subject of any current or threatened criminal investigation, examination or proceeding relating to the filing of Tax Returns or the payment of Taxes and none is contemplated.

(j)            None of CFC, CII, CAAM and CMR is a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement.  There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of each of CFC, CII, CAAM and CMR.  None of CFC, CII, CAAM and CMR has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of an affiliated, combined or unitary group for state or local income Tax purposes.  None of CFC, CII, CAAM and CMR is required to include in income any adjustments pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by such entity and no Seller has any knowledge that the Internal Revenue Service has proposed such adjustment in accounting method.

(k)           None of the transactions contemplated by this Agreement will be a factor causing any payments made or to be made by any of CFC, CII, CAAM and CMR not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code.

(l)            For taxable years commencing after December 31, 2000, no issue has arisen in any examination of Taxes of any of CFC, CII, CAAM or CMR by any Authority or other Person that if raised with respect to any other taxable year commencing after December 31, 2000 not so examined would result in a Tax deficiency, if upheld.

(m)          Each of CFC, CII, CAAM and CMR has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable provision of state, local and foreign law.  None of CFC, CII, CAAM or CMR has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code and any comparable provision of state, local and foreign law.  None of the assets of CFC, CII, CAAM or CMR is property which any of CFC, CII, CAAM or CMR is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.  None of the assets of CFC, CII, CAAM or CMR, directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  Each of CFC, CII, CAAM and CMR presently holds no assets for which an election under Section 108(b)(5) of the Code was made.  None of the assets of CFC, CII, CAAM or CMR is “tax-exempt use property” within the meaning of Section 168(h) of the Code.  None of CFC, CII, CAAM or CMR is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(n)          Schedule 9.19 identifies each federal, state and local Tax election which has been made by each of CFC, CII, CAAM and CMR.  There are no rulings, requests for rulings or closing agreements with any Authority which could affect the Taxes of any of CFC, CII, CAAM or CMR for any period after the Closing Date.  Each of CFC, CII, CAAM and CMR has not participated (and will not participate prior to the Closing Date) in or cooperated with an international boycott within the meaning of Section 999 of the Code.  Each of CFC, CII, CAAM and CMR has complied with all information reporting requirements of, and has maintained all required records and supporting information with respect to, Section 6038A of the Code and the regulations thereunder pertaining to information with respect to certain foreign-owned corporations.

(o)          None of CII, CFC, CAAM or CMR have engaged in any transaction that would constitute a “reportable transaction” within the meaning Code Section 6707A and/or Regulations Section 301.6011-4, nor has any such entity acted as a “material advisor” within the meaning of Code Section 6111(b).

(p)          Each of CFC, CII and CAAM has in effect a valid election to be taxed as an S corporation for federal income tax purposes and as a Pennsylvania S corporation for Pennsylvania income tax purposes.  Such elections will remain valid and in effect through the Closing Date (in accordance with Regulations Section 1.338(h)(10)-1(d)(3)).  In the case of CII and CAAM, the elections to be taxed as an S corporation for federal income tax purposes and as a Pennsylvania S corporation for Pennsylvania income tax purposes have been in effect without interruption from the date of incorporation of each of CII and CAAM and neither CII or CAAM have any earnings and profits attributable to any year in which CII and CAAM did not have in effect a valid election to be taxed as an S corporation for federal income tax purposes.  In the case of CFC, the elections to be taxed as an S corporation for federal income tax purposes and as a Pennsylvania S corporation for Pennsylvania income tax purposes have been in effect without interruption from November 1, 1988.  Neither CFC, CII or CAAM have any assets that, if disposed of, would result in a “recognized built-in gain” within the meaning of Code Section 1374(d)(3).

(q)          Neither the Sellers nor CFC, CII or CAAM has taken any action or engaged in any transaction that would result in CFC, CII or CAAM being classified as other than an S corporation for federal income tax purposes or as a Pennsylvania S corporation for Pennsylvania income tax purposes, for any period after the date on which such elections were originally made.

9.20.        Compliance with Laws.  Except as set forth in Schedule 9.20, each Seller (i) is in compliance in all material respects with all, and not in violation of any laws or ordinances of any Authority, or any orders, rules or regulations of any Authority to which it or its businesses, operations, assets or properties (including the use and occupancy thereof) are subject, (ii) has not received any written claim that it is not in compliance with, or that it is in violation of, any of such laws, ordinances, orders, rules or regulations of any Authority, (iii) has not failed to obtain any material license, permit or authorization from any Authority reasonably necessary to the ownership of its assets and properties or to the conduct of its businesses, (iv) has not failed to adhere to all requirements of any such license, permit or authorization from any Authority, and (v) is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum or understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of, any self-regulatory organization or other Authority, that restricts the conduct of the business of any Seller or that in any manner is related to the business of Cornerstone and, to the knowledge of the Sellers, none of the Sellers is threatened with the imposition or receipt of any of the foregoing.  Without limiting the generality of the foregoing, no Seller is engaged in any illegal activities nor is any Seller a party to any illegal arrangements, including any payments or transactions in violation of the Foreign Corrupt Practices Act of 1977.

9.21.        Investment Advisory Contracts; Clients.

(a)           Schedule 9.21 sets forth all of the contracts pursuant to which CFC, CII or CAAM provide Investment Advisory Services (“Advisory Contracts”) to which any of them is a party, including the client number, the assets under management and the payment terms thereof.  Each Advisory Contract set forth on Schedule 9.21 provides for billing for services thereunder either (i) on a quarterly basis, in advance, based on the market value of total Client assets thereunder as of October 31, January 31, April 30 and July 31 (the “July 31 Clients”) or (ii) on a quarterly basis, in arrears, based on the market value of total Client assets thereunder as of September 30, December 31, March 31 and June 30 (the “June 30 Clients”).  Schedule 9.21 shall be updated after execution of this Agreement to include the names and addresses of the clients who have Advisory Contracts (“Clients”) as required by Section 11.2(d) and such names and addresses shall be included in Schedule 9.21 as of the Closing Date.  Schedule 9.21 will also be updated to include the type of client, date entered into, fee arrangements and any termination/assignment terms thereof.  The information set forth in Schedule 9.21 is true, correct, and complete.  Each Client has entered into an Advisory Contract with CFC, CII or CAAM with respect to each account owned by such Client in each case containing the terms and conditions of the form of agreement attached as Exhibit D hereto.  Neither CII, CFC nor CAAM currently offers or is currently part of any wrap program, as defined in Rule 204-3 under the Advisers Act.  Except for Investment Advisory Services provided by a Selling Shareholder for his own account or the account of his immediate family and that the Selling Shareholder is managing without a fee or any other remuneration, no Selling Shareholder provides Investment Advisory Services to any Person other than on behalf of CAAM, CII or CFC pursuant to an investment advisory or management agreement between CAAM, CII or CFC, as appropriate, and a customer or client thereof.

(b)           Except as set forth in Schedule 9.21, all assets under each Advisory Contract are accruing fees and no Client has informed or otherwise communicated with any Seller that such Client intends to terminate or modify in any material adverse way its relationship with such Seller or adjust the fee schedule with respect to any Advisory Contract in a manner that would reduce the fees of such Seller in connection with such Client relationship.  Except as set forth in Schedule 9.21, none of the Advisory Contracts, or any other arrangements or understandings relating to rendering of Investment Advisory Services by any Seller, contains any undertaking by such Seller to cap fees or to reimburse or otherwise reduce any or all fees and charges payable by or with respect to any Client thereunder.

(c)           To the best of Sellers’ knowledge, no circumstances exist regarding the relationship between CII, CFC or CAAM, on the one hand, and any of their respective Clients or customers, on the other hand, that has had or could reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Sellers, there is no Client or customer of CII, CFC or CAAM whose investments or other activities, reputation or credit history, would reasonably be expected to cause Purchaser or any of its Affiliates any damages or impair the public reputation and standing of Purchaser or any of its Affiliates.

9.22.        Brokerage Accounts; Brokerage Clients.  Schedule 9.22 sets forth a list of all agreements and contracts (“Brokerage Agreements”) pursuant to which any Seller is a party and provides broker-dealer services to or for or on behalf of Clients or other customers with respect to any securities, including municipal securities.  No Seller maintains a brokerage account for or holds securities for any Client or other Person.

9.23.        Investment Advisory Service Referral Arrangements.  Schedule 9.23 sets forth a list of all agreements, contracts and understandings (“Advisory Referral Agreements”) pursuant to which any Seller is a party and pursuant to which clients are referred to or by any Seller by or to any other party in exchange for fees or compensation of any type.  Sellers and any parties to the Advisory Referral Agreements are in compliance with respect to all federal and state laws and regulations relating to any such referral arrangements, including Rule 206(4)-3 under the Advisers Act and similar state laws and regulations and the requirement that Seller receive and retain the client’s signed and dated acknowledgment of receipt of the written disclosures as required pursuant to Rules 206(4)-3 and 204-2(a)(15) under the Advisers Act.

9.24.        Selected Dealer Agreements.  Schedule 9.24 sets forth a list of all agreements and contracts (“Dealer Agreements”) pursuant to which any Seller is a party and pursuant to which any Seller receives compensation in connection with the purchase and sale of securities for or on behalf of Seller’s Clients or other customers, including front-end and back-end loads and service or “Rule 12b-1 fees” from the principal underwriters or distributors for registered investment companies (“Dealers”) or in connection with the sales and redemptions of such securities.  Schedule 9.24 also sets forth the names and addresses of the parties thereto, the date entered into, the fee arrangements, the amounts received under such agreement during each of the past two fiscal years and the termination/assignment provisions thereof.

9.25.        ERISA Clients.

(a)           The accounts of each client of the Sellers that is subject to ERISA have been managed by the Sellers in material compliance with the applicable requirements of ERISA, and the consummation of the transactions contemplated hereby will not, by itself, result in a violation of ERISA or subject any Party to any liability under ERISA or Section 4975 of the Code.  The accounts of each client that is an employee benefit plan or retirement plan that is not subject to ERISA (such as IRAs, Keogh plans, governmental plans and church plans) have been managed by the Sellers such that Sellers in the exercise of such management are in material compliance with the applicable requirements of any and all applicable federal, state, local and foreign laws which govern plan fiduciaries or which are otherwise similar to ERISA.

(b)          Prohibited Transaction Class Exemption 84-14 issued by the U.S.  Department of Labor (the “QPAM Exemption”) is not unavailable with respect to transactions involving a Seller (i) by virtue of Part I(e) of the QPAM Exemption or (ii) by virtue of Part I(g) of the QPAM Exemption.  Schedule 9.25(b) contains a true and complete list of all prohibited transaction individual exemptions, if any, obtained by Sellers from the U.S. Department of Labor.  Each Seller is not precluded from serving in a capacity described in Section 411(a)(1), (2) or (3) of ERISA by virtue of Section 411 of ERISA.  No Seller sponsors, nor has any Seller sponsored in the past, any master or prototype plans, individual retirement accounts or similar retirement programs.

(c)           No Seller has engaged in any prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code involving the assets of clients’ accounts subject to ERISA or Section 4975 of the Code other than those that are exempt pursuant to a statutory, class or individual prohibited transaction exemption.

(d)          Except as set forth in Schedule 9.25(d), there are no actions, suits or claims pending against a Seller or Sellers that allege that such Seller or Sellers has breached its fiduciary obligations under ERISA or applicable state, local or foreign law to a client’s account, and there are no such actions, suits or claims threatened in writing, arising out of, or in connection with, the management of the assets of any such account.

(e)           No Seller is currently under examination by the Internal Revenue Service or the Department of Labor in connection with the management of the assets of any client’s account that is subject to ERISA or Section 4975 of the Code.  No Seller has received notice, written or otherwise, of any pending examination by the Internal Revenue Service or Department of Labor regarding the management of the assets of any client’s account.

(f)           Except as set forth in Schedule 9.25(f), no Seller has been found by a federal or state court to have breached its fiduciary obligations to a client’s account under ERISA or under applicable state, local or foreign laws that govern plan fiduciaries.  Except as set forth in Schedule 9.25(f), no Seller has been assessed any civil penalties by the Department of Labor under Section 502(l) of ERISA with respect to the management of the assets of any client’s account.

(g)          No Seller has executed securities transactions and has received commissions on such transactions for clients subject to ERISA for which a Seller was a fiduciary, as such term is defined in Section 3(21) of ERISA.

(h)          No Seller has received sales commissions from an insurance company in connection with the sale of an insurance or annuity contract for clients subject to ERISA for which a Seller was a fiduciary.

(i)            No Seller has received Rule 12b-1 or similar fees in connection with the assets of clients subject to ERISA in violation of the fiduciary or prohibited transaction rules of ERISA.

9.26.        Regulatory Compliance.

(a)          Each of CFC, CII and CAAM has adopted a formal code of ethics and a written policy regarding insider trading.  Such code of ethics and policy comply with Section 204A of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 204A-1 thereunder.  The policies of Cornerstone with respect to avoiding conflicts of interest, or the conflicts of interest that exist, as the case may be, are set forth in the most recent Forms ADV thereof (or incorporated by reference therein), as amended.  In addition, each of CFC, CII and CAAM has adopted and implemented policies and procedures reasonably designed to prevent, detect and remedy violations by CFC, CII or CAAM or their supervised persons of the Advisers Act and the rules and regulations thereunder, as contemplated by Rule 206(4)-7 under the Advisers Act. To the knowledge of Sellers, there have been no material violations or allegations of material violations of such policies and procedures.  Full and complete copies of all such policies and procedures have been provided to Purchaser.

(b)          No Seller and no other person “associated” (as defined under the Advisers Act) with a Seller, has been convicted of any crime or is or has engaged in any conduct that would be a basis for or is or has been subject to, or, to the best of Sellers’ knowledge, threatened with, or is under investigation with respect to, any disqualification that would be a basis for denial, suspension or revocation of registration as an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or for ineligibility to serve as an associated person of an investment adviser or for ineligibility to serve as an investment adviser for an investment company under Section 9(a) of the 1940 Act or that could give rise to an affirmative answer to any of the questions in Item 11, Part I of Form ADV, and, to the knowledge of the Sellers, there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such ineligibility, disqualification, denial, suspension or revocation.

(c)           Each of CFC, CII and CAAM has operated and is currently operating its investment advisory business in compliance in all material respects with the Advisers Act and any and all other applicable laws and regulations of any Authority, including the USA Patriot Act and the privacy and security provisions of the Gramm-Leach Bliley Act of 1999.  None of CFC, CII or CAAM has any Clients or customers with respect to which fees payable to CFC, CII or CAAM are based on performance or otherwise provide for compensation on the basis of a share of capital gains or appreciation in respect of the funds (or any portion thereof) of any Client or customer.  None of CFC, CII or CAAM provide Investment Advisory Services to or through any entity that is or is required to be registered as an investment company under the 1940 Act or would be required to so register but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act.

(d)          Each of CFC, CII and CAAM has prepared, filed, distributed and otherwise used all advertisements, sales literature and marketing materials relating to its investment advisory business in compliance with the rules, regulations and requirements of any and all applicable Authorities, including the investment advisory, sub-advisory and portfolio management services that each of CFC, CII and CAAM has provided clients.  None of CFC, CII or CAAM has held itself out as complying with the performance presentation standards of the CFA Institute (formerly the Association of Investment Management and Research) or as being “AIMR” or “GIPs” compliant.

(e)           In performing its Investment Advisory Services to its clients, no Seller, nor any of their respective employees or agents has taken any action(s) or performed any service(s) other than those services provided to clients by CII or registered representatives of CII, that would require any Seller to be regulated by or registered under the broker-dealer rules or regulations of any Authority.  No Person, other than a full-time employee of CII, CFC or CAAM, renders Investment Advisory Services.  In addition, no Seller is a “commodity pool operator” or “commodity trading adviser” within the meaning of the Commodity Exchange Act.  None of the Sellers or any of their officers or employees is required to be registered as a commodity trading adviser, a commodity pool operator, a futures commision merchant, an associated person, a counseling officer, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association or the securities commission of any state or any self-regulatory organization.

(f)           No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, or are any such requests pending therefor, by or with respect to Cornerstone or any Seller in connection with the business of Cornerstone relating to the provision of Investment Advisory Services to any Client or customer by Cornerstone.

9.27.        Investment Adviser Registration.  Each of CFC, CII and CAAM has been at all times since February 27, 1987, January 21, 1998 and June 25, 1998, respectively, and is currently, duly registered as an investment adviser under the Advisers Act.  Each of CFC, CII and CAAM is duly registered, licensed and qualified as an investment adviser, or has provided notice of operation as an investment adviser, in all jurisdictions where such registration, licensing, qualification or notice is required in order to conduct their business.  Each of CFC, CII and CAAM has delivered to Purchaser a true and complete copy of each of their respective currently effective Form ADV, including Part I as filed with the SEC, and has provided to Purchaser all currently effective state, federal and foreign registration forms.  Each of CFC, CII and CAAM has also provided to Purchaser all prior Form ADV filings made within the past five years and all reports filed by each of CFC, CII and CAAM with the SEC under the Advisers Act and the Exchange Act and the rules promulgated thereunder or otherwise and under similar state, federal and foreign statutes currently applicable to each of CFC, CII and CAAM, including Forms 13D, 13F and 13G.  Each of CFC, CII and CAAM has also provided to Purchaser all correspondence between each of CFC, CII and CAAM and the SEC and any state or foreign regulator within the last five years, and will provide to Purchaser such forms and reports as are filed from and after the date hereof and prior to the Closing Date.  The information contained in such forms and reports was or will be true and complete in all material respects as of the time of filing and, except as indicated on a subsequent form or report filed before the Closing Date, continues to be true and complete in all material respects and were filed within the time frames required.  Each of CFC, CII and CAAM is in compliance with all foreign, federal and state laws requiring registration, licensing, qualification or notice of operation as, an investment adviser and has currently effective notice filings in each of the jurisdictions listed in Schedule 9.27.  Each such registration is in full force and effect except to the extent CFC, CII or CAAM, as applicable, is no longer subject to registration in any state.

9.28.        Investment Performance.  Sellers have made or will make available to Purchaser prior to Closing all quarterly investment performance information that Sellers delivered to any client since January 1, 2001. All such performance information was prepared on a consistent basis in accordance with applicable law.  In addition, Sellers have made or will make available to Purchaser prior to Closing the requisite documentation to support each Seller’s continued use of such investment performance information as required by the rules of the SEC and the CFA Institute.

9.29.        Execution and Brokerage Allocation Practices.  Each of CFC, CII and CAAM’s execution and brokerage allocation practices (including soft dollar practices), with respect to all client accounts are, and have been at all times since January 1, 2001, in material compliance with the provisions of the Exchange Act, the Advisers Act and similar state laws, and the rules and regulations under each and are set forth in the most recent Forms ADV thereof.  Except as set forth in Schedule 9.29, when purchasing or selling for clients’ accounts securities which are normally traded on a principal basis, each of CFC, CII and CAAM, at all times since January 1, 2001, has dealt directly with dealers making a market in such securities.

9.30.        Broker-Dealer Registration.  (a)  CII is duly registered as a broker-dealer under the Exchange Act, and under all applicable state, federal and foreign laws relating to the activity of broker-dealers, including the rules and regulations of the SEC, the NASD and the MSRB.  CII is currently a member in good standing with the NASD and the MSRB and will remain in good standing from the date of execution hereof until the Closing.  CII has delivered to Purchaser a true and complete copy of its currently effective Form BD and Forms U-4, as filed with the SEC and the NASD, and has provided to

Purchaser all other currently effective state, federal and foreign registration forms.  CII has also provided to Purchaser all prior Forms BD and all reports filed by CII with the SEC, the NASD and the MSRB under the Exchange Act, the rules promulgated thereunder, the rules and regulations of the NASD and the MSRB or otherwise and under similar state, federal and foreign statutes currently applicable to CII.  CII has also provided to Purchaser all correspondence between CII and the SEC, the NASD, the MSRB and any state or foreign regulator within the last five years, and will provide to Purchaser such forms and reports as are filed from and after the date hereof and prior to the Closing Date.  The information contained in such forms and reports (including FOCUS reports, Forms U-4 and Forms U-5) was or will be true and complete in all material respects as of the time of filing and, except as indicated on a subsequent form or report filed before the Closing Date, continues to be true and complete in all material respects.  Each such registration and notice filing is in full force and effect except to the extent CII is no longer subject to registration in any state.

(b)           CII has adopted all policies and procedures required to be adopted and implemented by it as a broker-dealer and municipal securities dealer under the Exchange Act and the rules thereunder, the rules of the NASD, the rules of the MSRB and any other applicable federal or state laws, rules or regulations.  All such policies and procedures comply with applicable provisions of such laws and regulations, including those related to supervisory structure under NASD Conduct Rule 3010, MSRB Rule G-37, disaster recovery plans, anti-money laundering, advertising, licensing, sales practices, supervision, books and records and continuing education.  Copies of all such policies and procedures have been delivered to Purchaser. To the best of the knowledge of Sellers, there have been no material violations or allegations of material violations of such policies or procedures.

(c)           No Seller and no other person “associated” (as defined under the Exchange Act, the rules thereunder and the rules of the NASD and the MSRB) with a Seller, has been convicted of any crime or is or has been engaged in any conduct or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of a broker-dealer, municipal securities dealer or associated person of either under the Exchange Act, including Section 15(b) thereunder, the rules thereunder and the rules of the NASD and the MSRB and to the knowledge of the Sellers, there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

(d)          CII has operated and is currently operating its broker-dealer and municipal securities dealer business in compliance with the Exchange Act, the rules thereunder and the rules of the NASD and the MSRB and any and all other applicable laws and regulations of any Authority, including the USA Patriot Act and the privacy and security provisions of the Gramm-Leach Bliley Act of 1999.  CII and its “associated persons” do not hold any registrations, memberships or similar membership privileges with any national securities exchange, board of trade, commodities exchange, clearing corporation or association, securities dealers association or similar institutions other than the NASD and MSRB, and none of the Sellers, other than CII, holds any registrations, memberships or similar membership privileges with any national securities exchange, board of trade, commodities exchange, clearing corporation or association, securities dealer association or similar institutions.  The Sellers have delivered to Purchaser a true and complete copy of each agreement with respect to such registration, membership or privileges and each such agreement is a valid and binding agreement of CII, enforceable in accordance with its terms.

(e)           CII and each of its associated persons has the apporpriate number and type of licences to conduct its business as it is currently being conducted and is intended to be conducted after the Closing.  CII has provided to Purchaser any “restriction letter” from the NASD or other regulatory authority, or if CII does not have any such “restriction letter,” CII has never been issued or been subject to such a restriction letter.

(f)           Except as set forth on Schedule 9.30(f), CII is currently in compliance with and will be at all times between the execution of this Agreement and the Closing in compliance with, and has been in compliance with, since January 1, 2000, its net capital requirement obligations under the Exchange Act and the rules of the NASD.

(g)          With respect to CII’s sales of securities of registered investment companies, CII has (i) complied with its obligations under Rule 10b-10 under the Exchange Act to send out all necessary confirmations; (ii) charged sales charges on shares of registered investment companies in accordance with the rules of the SEC and the NASD and in accordance with the then current published sales charge schedules set forth in the prospectus and statement of additional information of the applicable investment company; (iii) given all of its clients who have purchased shares of registered, open-end management investment companies the benefit of any breakpoints in sales loads to which such clients may be entitled; (iv) not engaged or been involved in any “late trading” or “market timing” of mutual fund shares, except to the extent that any market timing activities were done in strict conformance with the policies and procedures of the applicable investment company as disclosed in its then current prospectus.

9.31.        Insurance Agency Contracts.

(a)           With respect to the agency contracts between CFC or CII, as applicable, and the insurance companies with which it does business (all of which are listed and identified specifically on Schedule 9.31) (“Insurance Agency Contracts”), all such Insurance Agency Contracts which allow CFC or CII, as applicable, to sell and market its insurance products are valid and binding in accordance with their terms and, except as set forth on Schedule 9.31, are not subject to revocation, limitation, rescission or termination as a result of the change in control which will occur in connection with the transactions contemplated under this Agreement.  Such Insurance Agency Contracts will continue to be in full force and effect from and after the Closing Date according to their respective terms.

(b)          Each employee of Cornerstone responsible for selling, soliciting or placing insurance for Cornerstone is duly licensed to act as an insurance agent, broker, or producer and is in good standing with each applicable Authority, including all applicable state insurance regulators.  Schedule 9.31(b) is a true, complete and accurate list of each Authority with which each such employee is licensed to engage in such activities, and all such licenses are in good standing.

(c)           Schedule 9.31(c) lists all of the insurance policies sold to existing clients and customers of CFC, CII and each employee of Cornerstone with respect to the insurance activities of Cornerstone (collectively, the “Insurance Clients”) and the commissions which CFC, CII and/or each employee has received in 2005 with respect to each such Insurance Client.  CFC, CII and/or each employee has the exclusive and unencumbered right to receive those commissions and, no consent of any other party is required with respect to those exclusive rights in connection with the transactions contemplated by this Agreement.  To the knowledge of Sellers, no policies of insurance in force for which CFC, CII and/or an employee of Cornerstone receives commissions or other remuneration will be terminated before the stated expiration date or will not be renewed upon expiration.  Schedule 9.31(c) shall be updated after execution of this Agreement to include the names and addresses of the Insurance Clients as required by Section 11.2(d) and such names and addresses shall be included in Schedule 9.31(c) as of the Closing Date.  The information set forth in Schedule 9.31(c) is true, correct, and complete.

(d)          No Person other than an employee of Cornerstone is or has been authorized or permitted to place business on behalf of CFC or CII.  No binder of insurance or other proposal of coverage has been issued or sent to any Person by CFC or CII or on their respective behalves unless and until the relevant risk has been properly bound and all binders of insurance and proposals of coverage on the part of CFC or CII, as applicable, are complete and accurate in all material respects.

(e)           Schedule 9.31(e) sets forth the policy of CFC and CII with respect to the commissions booked on their respective records, and no commissions have been booked except in accordance with that policy.  To the knowledge of Sellers, there are no facts or circumstances that might require reversal of commissions booked or return of commissions already collected.

(f)           Neither CFC, CII, nor any employee of Cornerstone has breached any duty owed to the Insurance Clients.  Neither CFC, CII, nor any employee of Cornerstone has paid insurance premiums, premium adjustments or other items on behalf of an Insurance Client except with the authority of that Insurance Client.

(g)          Neither CFC, CII, nor any employee of Cornerstone has been party to the placement, directly or indirectly, of insurance that is (i) unlawful or (ii) a part of a fictitious or sham transaction.

(h)          Except as set forth on Schedule 9.31(h), there are no arrangements whereby any part of any brokerage or commission payable to CFC, CII or any employee of Cornerstone by any insured is shared with the insured or any other Person.

(i)            To the knowledge of Sellers, all insurance carriers with which business has been placed by CFC, CII and/or an employee of Cornerstone are paying claims in the normal course and without undue delay.

9.32.        Governmental Consents.  Except as otherwise disclosed in Schedule 9.32, the execution, delivery and performance of this Agreement by each Seller does not require any consent from, action by or in respect of, or filing with, any Authority.

9.33.        Employees.

(a)           Schedule 9.33(a) contains accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable, including all employer contributions under CMR’s retirement, profit-sharing or other deferred compensation plans) of all employees of CMR (grouped by categories as indicated thereon) together with information as to any employment contracts, non-competition agreements or severance arrangements (oral and written) with any such employees, any arrangements involving the indebtedness of such employees to any Seller and any arrangements involving the indebtedness of any Seller to such employees in any amount.  Schedule 9.33(a) also contains accurate and complete information, as of the Closing Date, of the vested and accrued vacation and sick pay (including the number of days accrued therefor) for such employees, in addition to the number of vacation days per 12 month period to which each such employee is entitled.  CMR has paid all compensation (including bonuses and commissions) due and owing to any employee, or has accrued such compensation on the Unaudited Financial Statements or will accrue such compensation on the financials statements of CFC, CII or CAAM as of the Closing used to determine Aggregate Net Worth under Section 7.2.  Schedule 9.33(a) sets forth which persons have signed Cornerstone’s form of non-competition agreement or form of assignment of commissions, copies of which are attached to Schedule 9.33(a).  No employee is currently bound by a non-competition agreement with a third party restricting such employee from providing investment advisory, brokerage or insurance services in general or with regard to any client or potential client.  All employees of the Cornerstone Business are employed by CMR and are not employed by any other Seller.

(b)           There are no amounts owing to any former officers or employees of any of CFC, CII, CAAM or CMR (other than pursuant to the terms of any Employee Benefit Plan), and there are no persons previously employed by any of CFC, CII, CAAM or CMR who now have or may have a legal right to return to work or a legal right to be re-instated or re-engaged by any of CFC, CII, CAAM or CMR.  Except as set forth on Schedule 9.33(b), there are no claims pending or threatened by any employees against any Seller.  To each Seller’s knowledge, none of the key employees listed on Schedule 9.33(b) intend to terminate his or her employment with CMR or an Affiliate of CMR, as applicable, before or after the Closing.

(c)           To the knowledge of each Seller, no employee has been the subject of any governmental proceeding, investigation or inquiry involving the SEC or any other Authority having jurisdiction over the business activities of any employee or Cornerstone and, during the past ten years, no employee has been indicted or convicted of any felony.  To the knowledge of each Seller, no employee has been the subject of any order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining any employee from, or otherwise limiting, the following activities:  (i) acting as an investment adviser, underwriter, broker or dealer in securities, or engaging in or continuing any conduct or practice in connection with such activity, (ii) engaging in any type of business practice, or (iii) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of securities laws.

9.34.        Bank Accounts.  Since January 1, 2004, there has been no change in the banking or safe deposit arrangements of Cornerstone and none of CFC, CII, CAAM nor CMR has granted any powers of attorney.  A list of all bank accounts (including the name and address of each bank and bank account numbers), safe deposit boxes and powers of attorney of CFC, CII and CAAM and of all Persons authorized to act with respect thereto is set forth in Schedule 9.34.

9.35.        Transactions with Related Parties.  Except as set forth in Schedule 9.35, (i) no Cornerstone company has any claim against and has no indebtedness to any Related Person and no Related Person has any claim against or any indebtedness to any Cornerstone company, and (ii) no Related Person has engaged in, or has a contract to engage in any transaction with any Cornerstone company other than, in the case of clause (i) above, with respect to compensation or reimbursement of expenses payable to such Related Person in the ordinary course of business consistent with past practice.  Set forth on Schedule 9.35 is a list of all inter-company debt.

9.36.        No Indebtedness; Distributions.  Except as set forth on Schedule 9.36, there are no material liabilities, debts, or obligations of, nor any claims against, CFC or CII, of any nature, absolute or contingent, except as and to the extent reflected or reserved against on the Financial Statements.

9.37.        M Financial Group.  The M Group Stockholder owns all of the capital stock of M Financial Group (“M Group Stock”) owned by any of the Sellers, directly or indirectly.  The Selling Shareholders own all of the issued and outstanding limited partnership interests of the M Group Stockholder, and also own all of the issued and outstanding ownership interests of the sole general partner of M Group Stockholder.  CFC has all necessary rights to distribute all M Financial Group products pursuant to the M Group Marketing Agreement and all rights to cash distributions from the M Financial Group under the M Group ICP.  All such rights, including all rights under the M Group Marketing Agreement and M Group ICP, are not contingent or conditional upon any party having an ownership interest in the securities of M Financial Group.  No cash dividends on the M Group Stock to the M Group Stockholder have ever been paid or are contractually provided for, and to the knowledge of Sellers, no such dividends are expected in the future.  To the knowledge of Sellers, M Financial Group is expected to continue to pay cash dividends in the same proportion and in the same manner as currently paid pursuant to the M Group Incentive Compensation Plan.

9.38.        Disclosure.  Neither this Agreement (including the Exhibits hereto and the Disclosure Schedule) nor the Related Agreements contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements of each Seller contained herein or therein not misleading.

ARTICLE 10.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Selling Shareholders and CAAM, as follows:

10.1.        Capacity of Purchaser.  Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of Pennsylvania and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

10.2.        Validity and Execution of Agreement.  The execution and delivery by Purchaser of this Agreement has been duly and validly authorized by all necessary action on the part of Purchaser.  This Agreement has been, and the Related Agreements to which it is a party will be on or before Closing, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by each of the Sellers of this Agreement, this Agreement constitutes, and any such Related Agreements will constitute when executed and delivered, valid and binding obligations of Purchaser, enforceable against Purchaser, in accordance with their terms.

10.3.        No Conflict.  Neither the execution and delivery of this Agreement or the Related Agreements to which it is a party nor the performance of the transactions contemplated herein or therein by Purchaser will (i) violate or conflict with any of the provisions of the Articles of Incorporation or By-laws of Purchaser; (ii) violate or constitute a default, or require notice and/or consent, under any material mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument, or any order, judgment or ruling of any Authority, to which Purchaser is a party or by which any of its property is bound; (iii) assuming the satisfaction of the requirements set forth in clause (iv) below, violate any provision of law applicable to Purchaser; or (iv) except for requirements, if any, arising out of any consents, actions and filings described in Schedule 10.4, require any consent, approval, filing or notice under any provision of law, statute, rule or regulation, applicable to Purchaser.

10.4.        Governmental Consents.  Except as listed on Schedule 10.4, the execution, delivery and performance of this Agreement by Purchaser does not require any consent from, action by or in respect of, or filing with, any Authority.

10.5.        Broker’s or Finder’s Fees.  Neither Purchaser nor any of its Affiliates have authorized any Person to act as their broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement, other than Griffin Financial Group, the fees and expenses of which shall be paid by Purchaser pursuant to Section 11.13.

10.6.        Litigation.  There is no lawsuit or legal, administrative or regulatory proceeding or investigation pending or, to the best of Purchaser’s knowledge, threatened against Purchaser which challenges the legality of this Agreement or the transactions contemplated hereby.

ARTICLE 11.
COVENANTS FOR ACTION PRIOR TO THE CLOSING DATE

Purchaser, on the one hand, and Sellers, jointly and severally, on the other hand, covenant and agree to take the following actions between the date hereof and the Closing Date that are applicable to any such Party:

11.1.        Conduct of Cornerstone Business.  Except as otherwise expressly contemplated by this Agreement, pending the Closing, the Selling Shareholders shall cause each of CFC, CII, CAAM and CMR to, and each of CFC, CII, CAAM and CMR, shall operate and carry on the Cornerstone Business only in the ordinary course consistent with past practices and, without limiting the generality of the foregoing, pending the Closing:

(a)           Preservation of Business.  Selling Shareholders shall cause each of CFC, CII, CAAM and CMR to, and each of CFC, CII, CAAM and CMR shall, preserve the properties, assets and goodwill of the Cornerstone Business and use its or their reasonable best efforts to preserve the Cornerstone Business intact, keep available the services of its present employees, maintain compliance with the net capital requirements applicable to CII and maintain its relationships with its clients, and shall not take any action preventing a Seller from doing the foregoing.

(b)           Prohibited Changes.  Except as contemplated by this Agreement, the Selling Shareholders shall cause each of CFC, CII, CAAM and CMR not to, and each of CFC, CII, CAAM and CMR shall not, take any of the following actions without the prior written approval of Purchaser, to:

(i)            Sell, consume or otherwise dispose of any assets material to any of CFC, CII, CAAM or CMR, except in the ordinary course of business consistent with past practices;

(ii)           Enter into any contract or commitment except in the ordinary course of business consistent with past practices;

(iii)          Mortgage, pledge or subject to Liens any assets material to any of CFC, CII, CAAM or CMR;

(iv)          Amend the certificate of incorporation or by-laws of any of CFC, CII, CAAM or CMR;

(v)           Issue any capital stock of any of CFC, CII, CAAM or CMR or make any change in the issued and outstanding capital stock of any of them; issue any warrant, option or other right to purchase shares of the capital stock of any of them or any security convertible into the capital stock of any of them; or redeem, purchase or otherwise acquire any shares of the capital stock of any of them;

(vi)          Declare any dividend on, or make any distribution with respect to, the capital stock of any of CFC, CII or CAAM, except for cash dividends (for which Sellers shall provide Purchaser with advance notice of the details thereof but for which consent is not required);

(vii)         Assume, incur or guarantee any obligation or liability for borrowed money;

(viii)        Cancel any debts owed to any of CFC, CII or CAAM, except for compromises of trade debt in the ordinary course of business consistent with past practice;

(ix)           Make any changes in the accounting methods, principles or practices of any of CFC, CII, CAAM or CMR;

(x)            Make any increase, except as contemplated by this Agreement, in the wages, salaries, compensation, pension or other benefits payable to any employee;

(xi)           Enter into any transaction with any Related Person other than in the ordinary course of business consistent with past practice and on terms no less favorable than could be negotiated on an arm’s length basis;

(xii)          Acquire control or ownership of any other Person, or acquire control or ownership of all or a substantial portion of the assets of any other Person, or merge, consolidate or otherwise combine with any other Person or enter into any agreement providing for any of the foregoing;

(xiii)         Collect or not collect any accounts receivable of the Cornerstone Business or pay or not pay any trade payable of the Cornerstone Business outside of the ordinary course; or

(xiv)        Agree or commit to do any of the foregoing.

11.2.        Access to Sellers; Prior Performance Data.

(a)           Sellers shall afford to Purchaser and its representatives reasonable access during normal business hours to the offices, properties, business, financial and other records of each of CFC, CII, CAAM and CMR and furnish to Purchaser such additional data and information as Purchaser and/or its representatives may from time to time reasonably request concerning each of CFC, CII, CAAM and CMR and/or the Cornerstone Business in addition to the information sought as contemplated under Sections 5.3 and 5.4 above, in order that Purchaser and its representatives may continue to conduct customary due diligence on the Sellers and the Cornerstone Business.

(b)           Sellers and, to the extent applicable, the Selling Shareholders, as applicable, shall deliver to Purchaser on the Closing Date all books and records necessary under applicable law to substantiate the use after the Closing Date of the prior performance of the Selling Shareholders and portfolio managers of each of CFC, CII and CAAM as described in Section 12.3.

(c)           Without limiting the generality of the foregoing, Sellers shall provide to Purchaser (i) access to all quarterly investment performance information that Sellers delivered to any client since January 1, 2001, (ii) access to the requisite documentation to support each Seller’s continued use of such investment performance information as required by the rules of the SEC and the CFA Institute, and (iii) information pertaining to all legal compliance programs of Sellers, and copies of all audits or reports on such programs.

(d)           Promptly after execution of this Agreement, Sellers shall provide Purchaser with a true, correct and complete list of all of the names and addresses of all Clients and Insurance Clients of the Cornerstone Business in the format provided for in Schedules 9.21 and 9.31(c), respectively.

11.3.        No Public Announcement.  None of the Parties nor their respective Affiliates shall make any public announcement or disclosure concerning the transactions contemplated by this Agreement without the prior written approval of the other Parties, except as required by law or any stock exchange regulation or as permitted by the next succeeding sentences of this Section 11.3.  If any Party or any of their respective parent companies, as applicable, determines upon advice of counsel that a public announcement or disclosure is required by applicable securities laws or regulations or stock exchange regulations, such Party may make the announcement or disclosure provided it first consults with the other Parties hereto so that all Parties may coordinate concurrent public announcements and/or other disclosures.  Sellers shall fully cooperate to insure Purchaser is able to make such disclosures in a timely manner.  In addition, the Parties shall jointly prepare a press release disclosing the execution of this

Agreement and the sale of the Purchased Items to Purchaser, for release immediately after the execution of the Agreement and completion of the Closing on the Closing Date, respectively.

11.4.        No Shopping.  Unless the Agreement has been terminated pursuant to the provision of Article 15, none of the Sellers or their respective directors, officers, employees, advisors, agents, representatives and Affiliates, shall directly or indirectly, solicit, initiate or encourage the initiation of inquiries or proposals from, provide confidential information to or participate in any discussions or negotiations with, any Person (other than Purchaser and its Affiliates, and each of their respective officers, employees, representatives, advisors and agents) concerning any direct or indirect acquisition of CFC, CII, CAAM or CMR or business combination transaction involving CFC, CII, CAAM or CMR or their respective capital stock or assets.  Sellers will immediately advise Purchaser of, and communicate to Purchaser the terms of, any such inquiry or proposal, any of the Sellers may receive.

11.5.        Contract Consents.

(a)           Immediately upon execution of this Agreement, the Sellers shall cause CFC, CII and CAAM to, and CFC, CII and CAAM shall, send to each of their Investment Advisory Services Clients a letter substantially in the form of Exhibit E.(2)

(b)           Immediately upon execution of this Agreement, the Sellers shall cause CII to, and CII shall, send to each Dealer with which CII has entered into a Dealer Agreement a letter substantially in the form of Exhibit F.(3)

(c)           Immediately upon execution of this Agreement, the Sellers shall cause Cornerstone to, and Cornerstone shall, proceed to obtain any other consents or approvals necessary to assign any other agreements material to Cornerstone’s business which may be “assigned” or terminated as a result of the transactions contemplated herein.

(d)           In connection with the consents and approvals described in Section 11.5(a) and 11.5(b), the Sellers shall cause Cornerstone to, and Cornerstone shall (i) keep Purchaser informed of the status and results of obtaining such consents and approvals, (ii) facilitate Purchaser’s communication with clients and such distributors regarding consents and approvals, and (iii) deliver to Purchaser copies of all notices sent to clients and applicable distributors pursuant to provisions of Sections 11.5(a) and 11.5(b).

11.6.        Insurance Agency Matters.

(a)           As soon as reasonably practicable following the execution and delivery of this Agreement, the Selling Shareholders shall cause CFC and CII to, and CFC and CII shall, as applicable,

(2)                   This letter will be written notice of the pending sale of CFC, CII and CAAM to Purchaser, and the resulting assignment on the Closing Date of each Advisory Contract and shall request each such Client’s written consent to the pending assignment of its respective Advisory Contract(s) and to the agreement by such Client to continue its business relationship with Cornerstone following the Closing on the same terms and to the same extent as it exists on the date of this Agreement.

(3)                   This letter will provide notice of the pending sale of CII  to Purchaser and the resulting assignment of such Dealer Agreement (at least as it relates to fees received pursuant to Rule 12b-1 plans) and shall request that the consent to such assignment of each such Dealer Agreement be provided by such Dealer.  Such written notice will advise each Dealer that CII will continue to provide services under such Dealer Agreement  through a period ending at the Closing and if such Dealer continues to accept mutual fund sales, without objection, during such period CII will assume that each such Dealer has implied its consent to the assignment of its Dealer Agreement.

inform in writing the parties to the Insurance Agency Contracts of the transactions contemplated by this Agreement and shall request and shall use their reasonable best efforts to obtain the written consent of such parties to the change in control of CFC and CII, which consents shall be in form and substance satisfactory to Purchaser in its reasonable judgment.  If such consent is not received from any such party within twenty (20) days after the first notice is given, the Selling Shareholders shall cause CFC and CII to, and CFC and CII shall, as applicable, promptly send a new notice requesting such written consent.

(b)           As soon as reasonably practicable following the execution and delivery of this Agreement, Sellers shall use their reasonable best efforts to make any and all necessary filings with, and obtain such approvals, consents, licenses, or license amendments from, each applicable state insurance agency in respect of the insurance agency licensing of CFC and CII and the employees and any consultants or independent contractors who are licensed producers and with whom CFC or CII conducts business as may be required under applicable law to continue their respective activities as heretofore conducted.

11.7.        M Group Rights.  As soon as reasonably practicable following the execution and delivery of this Agreement, Sellers shall use their best efforts to observe and comply with the provisions set forth in Article 5 in respect of the rights to M Financial Group and the transfer thereof.  Selling Shareholders shall not take any action or fail to take any action that would limit the ability of Purchaser to receive the full benefits of the rights to M Financial Group as contemplated by Section 5 hereof.

11.8.        Debt.

(a)           Prior to the Closing Date, each of Cowen and Scalici shall pay to CFC any and all unpaid principal, interest, and other fees and charges outstanding under those certain Notes dated January 1, 1996 described on Schedule 9.35 and any other debts owed to either CFC or CII.

(b)           Each of CFC, CII and CAAM shall pay off all of their respective indebtedness prior to Closing.

11.9.        Duty to Advise the Seller Representative.  In the event that, prior to Closing Purchaser becomes aware of any fact, circumstance or condition which supports the conclusion that any representation and warranty of Purchaser contained in Article 10 hereof was not true and correct in any material respect as of the date of execution of this Agreement or is not true in any material respect at any time thereafter, Purchaser shall advise the Seller Representative of such fact, circumstance or condition prior to Closing, provided that such notification shall not be deemed to modify any of the representations and warranties contained herein.

11.10.      Duty to Advise Purchaser.  In the event that, prior to Closing, any Seller becomes aware of any fact, circumstance, or condition which supports the conclusion that any representation and warranty of any Selling Shareholder contained in Article 8 or of the Sellers contained in Article 9 hereof was not true and correct as of the date of execution of this Agreement or is not true at any time thereafter, the Seller shall advise Purchaser of such fact, circumstance or condition prior to Closing, provided that such notification shall not be deemed to modify any of the representations and warranties contained herein.

11.11.      Efforts and Further Assurances.  Each Party shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing set forth in Article 13 of this Agreement.  Each Party, at the reasonable request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the transactions contemplated hereby.

11.12.      Interim Financial Statements.  Sellers have delivered to Purchaser unaudited balance sheets of Cornerstone as of September 30, 2005 and the related statement of operations and cash flows for the quarter then ended, including notes thereto.

11.13.      Payment of Engagement Fees.  The Sellers will pay the fees and expenses of WFG Capital Advisors LP incurred in connection with the transactions contemplated by this Agreement and the Related Agreements.  In addition, Purchaser will pay the fees and expenses of Griffin Financial Group incurred in connection with the transactions contemplated by this Agreement and the Related Agreements.

11.14.      Employees.  (a) Between the date hereof and the Closing Date, Sellers shall (i) cooperate with Purchaser in permitting Purchaser the opportunity prior to Closing to meet with the employees of Cornerstone regarding employment, or other continuing contractual relationships with CFC, CII, Purchaser or any Affiliates thereof, following the Closing, and (ii) not take any action to discourage their employment or other contractual relationships with such parties after the Closing.  Prior to or at Closing, the Purchaser shall offer employment to all employees of CMR listed on Schedule 9.33(a) on similar compensation terms (i.e., salary, discretionary bonus and/or commission, but excluding benefits) as set forth on such Schedule 9.33(a) as of the Closing.  Schedule 9.33(a) may be updated prior to Closing solely to reflect increases in salary for 2006 and the bonuses paid for 2005 (which bonuses shall be determined consistent with past practices), subject to approval of such increases by Purchaser in accordance with Section 11.1(b) hereof.  All such employees who accept the offer shall commence employment immediately following the Closing (“Continuing Employees”), and except as otherwise provided for in this Agreement, the Continuing Employees will be employed on an at-will basis.  In addition, CMR will terminate all Continuing Employees as of the Closing Date.  CMR shall remain liable for all compensation (including severance and employee benefits) and any other obligations to any employee of CMR who is not a Continuing Employee, and shall also remain liable for all such liabilities for all employees of CMR for the period prior to Closing.

(b)           Purchaser shall arrange for each Continuing Employee to participate in employee benefit plans, programs and arrangements in which similarly-situated employees of Purchaser and its Affiliates participate (the “Counterpart Plans”), in accordance with the eligibility criteria thereof; provided that such Continuing Employees shall receive full credit for years of service with CMR prior to the Closing Date for purposes of vesting and eligibility for which such service was recognized under the Employee Benefit Plans, but Continuing Employees shall not receive credit for prior service with regard to calculating benefits under the Counterpart Plans.  Purchaser or its Affiliates shall recognize the annual vacation time of any Continuing Employee as of the Closing Date as set forth on Schedule 9.33(a) and continue to honor same to the extent that such Continuing Employee would only be entitled to a lesser number of vacation days under Purchaser’s vacation policies.  In addition, CMR shall remain liable for its obligations under that certain Deferred Compensation Agreement, dated as of January 1, 2000, with Donna Wanamaker and that certain Deferred Compensation Agreement, dated as of March 1, 1995, with Yaissle.

11.15.      NASD and MSRB Filings and Approvals.  Between the date hereof and the Closing Date, Sellers shall undertake to obtain all necessary approvals from the SEC, the NASD and the MSRB with respect to the sale of the CII Shares to Purchaser resulting in a change in control of CII, including compliance with NASD Membership and Registration Rule 1017.  Sellers shall prepare any applications or other filings necessary for such approvals and provide a draft thereof to Purchaser in advance of filing same with the appropriate Authority.  Purchaser and its counsel shall have the opportunity to provide comments on such applications prior to Sellers’ filing same with the relevant Authority, and Purchaser shall cooperate and provide assistance to Sellers where appropriate in conection with the filing and processing of such applications.  Purchaser shall pay all filing fees related to seeking such approvals.

11.16.      Employee Benefit Plans.  On or before the Closing, CMR, by action of its Board of Directors, shall adopt a resolution to terminate the CMR 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”), contingent upon the Closing of the transactions contemplated herein.  CMR shall adopt, on or before Closing, all necessary amendments, if any, to conform the 401(k) Plan to the currently applicable requirements of Section 401(a) of the Code and the regulations issued thereunder.  As soon as is practicable after the Closing, CMR shall submit a determination application to the Internal Revenue Service with respect to the termination of the 401(k) Plan.  Subject to CMR’s receipt of a favorable determination letter from the IRS regarding the termination of the 401(k) Plan, Purchaser shall permit the Continuing Employees to make rollovers of distributions from the 401(k) Plan to a tax-qualified plan maintained by the Purchaser that covers the Continuing Employees.  On or before Closing, CMR shall take all appropriate actions to terminate all of its other Employee Benefit Plans and shall notify employees, third-party administrators and insurance carriers of the termination of such Plans and the termination of the 401(k) Plan.

ARTICLE 12.
COVENANTS FOR ACTIONS AFTER THE CLOSING DATE

In addition to their obligations provided elsewhere in this Agreement, Purchaser, on the one hand, and CAAM, CMR and the Selling Shareholders, on the other hand, covenant and agree to take the following actions after the Closing Date that are applicable to any such Party:

12.1.        Further Assurances; Transition.

(a)           Each party shall cooperate with the other Parties and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such Party may reasonably be requested to take by any other Parties from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement.

(b)           Following the Closing, CAAM, CMR and the Selling Shareholders shall use their best efforts to help Purchaser in its transition to operating the Cornerstone Business.  Following the Closing, and without prejudice to the Purchaser’s rights hereunder, CAAM, CMR and the Selling Shareholders shall use their best efforts to obtain the consent to assignment of any contract for which consent was required and was not obtained prior to Closing, including any such CAAM Contracts, CMR Contracts, Advisory Contracts and Insurance Agency Contracts.  Furthermore, each of the Parties agree to cooperate with each other in any reasonable arrangement to enable Cornerstone to perform its obligations under, and to provide Purchaser the benefit of, any such contracts.  Immediately upon receipt of the consent to assignment of any such contract, such contract shall immediately and automatically be assigned to Purchaser.

12.2.        Access to Books and Records; Record Retention.

(a)           From and after the Closing Date, Purchaser shall cause CFC and CII to make its books and records containing information with respect to periods prior to the Closing Date available for inspection by representatives of the Selling Shareholders at any time during regular business hours and to permit the Selling Shareholders to make such copies thereof, at the expense of the Selling Shareholders, as such representatives may reasonably request.  From and after the Closing Date, CAAM, CMR and the

Selling Shareholders shall make their books and records containing information with respect to CAAM, CMR, CFC, and CII for the periods prior to the Closing Date available for inspection by representatives of Purchaser or its Affiliates at any time during regular business hours and to permit them to make such copies thereof, at their expense, as such representatives may reasonably request.  From and after the Closing Date, the Selling Shareholders shall be provided reasonable access to the  products, programs and work product (including materials used for proposals to potential clients) of Purchaser’s Millennium Wealth Management Division, and Purchaser shall also arrange meetings between the Selling Shareholders and Purchaser’s key employees upon reasonable request of the Selling Shareholders, including key employees of the Millennium Wealth Management Division.

(b)           For so long as may be required by law or governmental regulation, but in any event not less than (i) seven (7) years for Tax matters, and (ii) three (3) years for other matters, the Parties shall not destroy or give up possession of any original or final copy of any of their books and records (including computerized records) relating to Sellers for the period prior to the Closing Date, without first offering the other Parties hereto the opportunity, at their expense, to obtain such original or final copy or a copy thereof.

12.3.        Prior Performance.  Cornerstone, Purchaser and their respective Affiliates shall be authorized and entitled to use to the extent permitted by law any “prior performance” of any Seller or portfolio manager, including any of their prior performance that Cornerstone may have used during such Seller’s or portfolio manager’s tenure with Cornerstone and including any such prior performance which Cornerstone has claimed as its own prior performance during the time from Cornerstone’s inception or commencement of operations of its investment advisory business through the Closing.  The Selling Shareholders agree to take all reasonable actions and to provide all reasonable assistance with the foregoing to the extent permitted by law.

12.4.        Change of Name.  Immediately following the Closing, CAAM shall change its name to a name dissimilar to “Cornerstone Advisors Asset Management, Inc.” or any derivation thereof and shall file all requisite documents with the appropriate regulatory authorities to effect same.

12.5.        Incentive Plans.  During the Earn-Out Period, Selling Shareholders shall be eligible to participate in the stock and/or equity incentive plans of Harleysville National Corporation in any year in which the Annual EBITDA Target as reflected on Schedule 7.5 shall have been achieved.

12.6.        Regulatory Filings and Approvals.  Promptly upon Closing, each of CFC, CII and CAAM shall (i) file all necessary amendments to their registrations and notice filings with the Authorities to reflect the change in ownership of CFC and CII, (ii) effect a transfer of all licenses and registration of all associated persons and investment adviser representatives to CFC, CII and Purchaser as appropriate; (iii) cause any and all filings that may be necessary with respect to changes in affiliation of licensed producers of insurance products who are employees of CFC or CII or are consultants or independent contractors who are licensed producers of insurance products and with whom CFC or CII conducts business; and (iv) obtain such other regulatory licenses, consents and approvals as may be required under applicable law to continue their respective activities as heretofore conducted and cannot, by their nature, be obtained prior to Closing.  In addition, promptly after the ninety (90) day period after Closing expires as set forth in Section 14.1(e), withdraw CAAM’s registration as an investment adviser;

12.7.        COBRA.  On and after the Closing, Purchaser shall be responsible for and maintain all liability for complying with the continuation coverage requirements under Section 4980B of the Code and Sections 601-608 of ERISA and the regulations thereunder with respect to the “M&A qualified beneficiaries,” as that term is defined in Treasury Regulation Section 54.4980B, of CMR.

12.8.        Bank Accounts.  Promptly after Closing, Sellers shall take all necessary actions and cooperate with Purchaser to enable the transfer of all bank accounts referenced in Schedule 9.34 to HNB bank accounts.

12.9.        Conduct of the Cornerstone Business After the Closing.

(a)           CII, CFC and CAAM will operate as a component of the Millennium Wealth Management division of Purchaser with each Selling Shareholder being the managing director of the respective company that relates to his areas of expertise, as further described and in accordance with the terms of their respective employment agreements.  Each Selling Shareholder will be responsible for the operations of his respective company.  After the Closing Date during the Earn-Out Period, Purchaser will retain the name “Cornerstone” with respect to each of CII, CFC and CAAM, provided that it may append the “Cornerstone” name to the “Millennium” name in a manner to be determined by Purchaser after consultation with the Selling Shareholders.   After the Closing Date during the Earn-Out Period, Purchaser shall retain CII as a separate broker dealer as long as economically justifiable for CII, CFC and the CAAM Business as a group, as determined by Purchaser and consented to by the Selling Shareholders (which consent shall not be unreasonably withheld or delayed).

(b)           If during the Earn-Out Period Purchaser assumes or takes control of administrative functions for any of CII, CFC or CAAM that are currently performed by one of the Sellers (e.g., payroll),  Purchaser will not charge fees or allocate costs to such company that are more than the current costs incurred by such company for such services (including any allocated overhead costs).  Notwithstanding the foregoing, the costs charged or allocated by Purchaser shall be subject to an annual adjustment as mutually agreed upon based upon an annual review, including, for example, any adjustments required to reflect increased costs of providing such services due to a larger volume of business or number of employees for the relevant company.

ARTICLE 13.
CONDITIONS TO CLOSING

13.1.        Conditions to the Obligations of Parties.  The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by all Parties of the following conditions on or prior to the Closing Date:

(a)           Absence of Injunction and Litigation.  None of the Parties shall be subject to any injunction or temporary restraining order against consummation of the transactions contemplated by this Agreement or to any suit, action, or proceeding by any Authority or other Person which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated by this Agreement or which seeks to limit or otherwise affect the acquisition of the Purchased Items hereby or Purchaser’s ownership and operation of CFC, CII and the CAAM Business as contemplated hereby.

(b)           Registration of Investment Adviser.  The designated Affiliate of Seller that will acquire the CAAM Assets must be registered under the Advisers Act.

(c)           M Group Rights.  Sellers and the Purchaser being satisfied in their sole discretion with the results of their analysis regarding the rights in M Financial Group being obtained by Purchaser and the rights to be obtained therefrom.  The Parties also shall have obtained on or prior to Closing the approval in writing of M Financial Group to the transactions and agreements that may be agreed upon as contemplated by the provisions of Article 5, and such agreements shall be on such terms and conditions that are acceptable to the Parties in their sole discretion.

13.2.        Conditions to the Obligation of the Sellers.  The obligation of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by a Seller:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all respects when made and on and as of the Closing Date with respect to the Purchaser as if made by the Purchaser at the Closing (provided, that representations and warranties which address matters only as of a certain date shall have been true and correct as of such certain date).

(b)           Performance.  Purchaser shall have in all material respects performed and complied with all agreements, obligations and covenants required to be performed or complied with by it on or prior to the Closing Date, including the covenants of Purchaser contained in Article 11 hereof.

(c)           Purchase Price.  The portion of the Purchase Price payable at Closing shall have been paid by Purchaser in accordance with Article 7.

(d)           Deliveries to Sellers.  Purchaser shall have delivered to Sellers the following:

(i)            A certificate, dated the Closing Date, of an executive officer of Purchaser confirming the matters set forth in Sections 13.2(a) and (b);

(ii)           A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Purchaser certifying, among other things, that attached or appended to such certificate:  (A) is a true and correct copy of the articles of incorporation and by-laws of Purchaser, and all amendments thereto; (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors, authorizing the consummation of the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and each of the Related Agreements to be delivered by Purchaser pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and the Related Agreements to which Purchaser is a party;

(iii)          A certificate of good standing from the appropriate state agency, dated as of a recent date, certifying that Purchaser is subsisting in its jurisdiction of incorporation;

(iv)          Execution and delivery of an Employment Agreement, effective as of the Closing Date, with each of Yaissle, Scalici and Cowen, substantially in the form set forth in Exhibit G hereof; and

(v)           Purchaser and the Selling Shareholders shall have entered into an Incentive Compensation Pool Agreement (“Incentive Pool Agreement”), effective as of the Closing Date, providing for a five (5) year term wherein, annually, twenty-five percent (25%) of EBITDA in excess of the Annual EBITDA Target shown on Schedule 7.5 will be paid into a bonus pool to be allocated to the employees of CII, CFC and the CAAM Business, such Incentive Pool Agreement to be in substantially the form attached hereto as Exhibit H.

13.3.        Conditions to Obligation of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by Purchaser:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of each of the Sellers contained in this Agreement shall have been true and correct in all respects when made and on and as of the Closing Date as if made at the Closing (provided, that representations and warranties which address matters only as of a certain date shall have been true and correct as of such certain date).

(b)           Performance.  Each Seller shall have in all material respects performed and complied with all agreements, obligations and covenants required to be performed or complied with by each such Seller on or prior to the Closing Date, including the covenants of each Seller contained in Article 11 hereof.

(c)           No Material Adverse Effect.  During the period from the date hereof to the Closing Date, there shall not have occurred any event which has resulted or could result in a Material Adverse Effect.

(d)           Deliveries by Sellers.  Sellers shall have delivered to Purchaser the following:

(i)            Stock certificates representing all of the Shares (the “Certificates”) together with one or more stock powers for such Certificates which have been duly executed in blank by each Selling Shareholder in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(ii)           The ledgers, transfer books, and minute books of CFC and CII;

(iii)          The resignations, effective as of the Closing Date, of all of the officers and members of the Board of Directors of CFC and CII;

(iv)          A Waiver and Release (“Waiver and Release”), effective as of the Closing Date, executed and delivered by each Selling Shareholder in favor of CFC and CII, in form and substance reasonably satisfactory to Purchaser, releasing any and all claims such Selling Shareholder has or may have against CFC and CII for matters arising prior to the Closing Date, including any claims under the CFC Shareholders Agreement and/or the CII Shareholders Agreement;

(v)           A Termination Agreement of Shareholders Agreement (“CFC Termination Agreement”) terminating, effective as of the Closing Date, the CFC Shareholders Agreement;

(vi)          A Termination Agreement of Shareholders Agreement (“CII Termination Agreement”) terminating, effective as of the Closing Date, the CII Shareholders Agreement;

(vii)         Termination Agreements of Management Reimbursement Agreements, each terminating the CMR/CFC/CII Agreements;

(viii)        Such bills of sale with covenants of warranty transferring at the Closing the CAAM Assets and CMR Assets to Purchaser, and such other similar instruments of conveyance, transfer and assignment as may be necessary under the laws of the state in which such assets are located to convey to Purchaser good and marketable title to all personal property included in the CAAM Assets and CMR Assets, in each case as provided in this Agreement;

(ix)           A certificate, dated the Closing Date, of an executive officer of each of CFC, CII, CAAM and CMR, confirming the matters set forth in Section 13.3(a) and (b);

(x)            A certificate, dated the Closing Date, of each Selling Shareholder confirming the matters set forth in Section 13.3(a) and (b);

(xi)           A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of each of CFC, CII, CAAM and CMR certifying, among other things, that attached or appended to such certificate:  (A) is a true and correct copy of its certificate of incorporation and bylaws or comparable charter documents, and all amendments thereto; (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors or shareholders, as applicable, authorizing the consummation of the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and each of the Related Agreements to be delivered by each of CFC, CII, CAAM and CMR, as applicable, pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and the Related Agreements to which Purchaser is a party;

(xii)          Certificates of good standing from the appropriate state agencies, dated as of a recent date, certifying that each of CFC, CII, CAAM and CMR is in good standing in its jurisdiction of incorporation and each of CFC, CII, CAAM and CMR is in good standing in each jurisdiction in which it is qualified to do business as a foreign corporation;

(xiii)         Assignments of Intellectual Property in a form sufficient for filing with the appropriate Authorities, including trademark assignments duly executed by the applicable Seller transferring to Purchaser the worldwide rights to the trademarks listed on Schedule 9.18 (the “Trademark Assignment”) and all rights to the domain name www.cornerstone-companies.com and any derivations thereof;

(xiv)        Execution and delivery of an Employment Agreement, effective as of the Closing Date, with each of Yaissle, Scalici, and Cowen, substantially in the form set forth in Exhibit G hereof;

(xv)         Counsel for the Sellers shall have provided Purchaser with legal opinions covering the matters in Sections 8.1 to 8.6 and 9.1 to 9.5;

(xvi)        Purchaser and the Selling Shareholders shall have entered into the Incentive Pool Agreement;

(xvii)       CAAM and the Selling Shareholders shall have executed and delivered to Purchaser the Escrow Agreement; and

(xviii)      Such other certificates or documents as may be reasonably required to convey the Purchased Items to Purchaser as provided herein.

(e)           Bulk Sales Compliance.  CAAM shall file within the applicable time limits, and provide Purchaser with a copy thereof, any documents that may be required by any state taxing authority in order to relieve Purchaser from any transferee liability or any obligation to withhold any portion of the Purchase Price, including any bulk sales notices required under Pennsylvania law, and also provide Purchaser with a copy of any clearance certificate or similar document(s) upon receipt of same (whether before or after Closing).

(f)            Due Diligence.  Purchaser being satisfied (in its sole discretion) with the results of its due diligence being conducted in accordance with Section 11.2 above, including satisfaction with information procured in respect of the M Financial Group and the rights to be obtained therefrom.

(g)           Advisory Contract Consents.

(i)            CFC, CII and CAAM have prepared and delivered to Purchaser on or prior to the date hereof, Schedule 13.3(g) which includes a list of all Investment Advisory Service June 30 Clients and all Investment Advisory Service July 31 Clients of CFC, CII and CAAM (which constitute all of their Investment Advisory Clients) as of June 30, 2005 and July 31, 2005, respectively, showing for each such Client and, as of that date, the Client’s name, account number, address, fee arrangements (including whether the fee arrangements upon which the June 30, 2005 billings or July 31, 2005 billings, as the case may be, are based vary from those set forth in the applicable Advisory Contract), assets under management, and June 30, 2005 or July 31, 2005 quarterly billings, as the case may be (“Original Schedule”).  Only assets under management which were accruing fees as of June 30, 2005 or July 31, 2005, as the case may be, shall be included on the Original Schedule.  The “Base Annual Billings” of CFC, CAAM and CII as of June 30, 2005 and July 31, 2005 for their June 30 Clients and their July 31 Clients, respectively, for purposes of this Section 13.3(g) shall equal the sum of such quarterly billing times four (4) and is $2,571,287.

(ii)           At the Closing, CFC, CII and CAAM will deliver to Purchaser a revised Schedule 13.3(g) (the “Revised Schedule”), certified to be true and complete by an officer of each of CFC, CII and CAAM, as of the close of business on the last Business Day before the Closing prepared as follows:

(A)          The Revised Schedule shall include a list of only those Advisory Service Clients of CFC, CII and CAAM for whom, as of the date thereof, CII, CFC or CAAM had received written consent to the assignment of or continuation of their Advisory Contract after the Closing as contemplated by Section 11.5 hereof and for whom CII, CFC or CAAM continues to provide Advisory Services.  For each such Client, the Revised Schedule shall show, as of such date, the Client’s name, account number, address, fee arrangements, assets under management as of a date within 10 calendar days prior to the Closing, and pro forma annual billings calculated by (I) multiplying the assets under management by the annual percentage fee applicable to such Client under its then current Advisory Contract or (II) annualizing the then current fixed fee payable under the then current Advisory Contract, as the case may be.  Only assets under management which were accruing fees as of the last Business Day before the Closing shall be included on the Revised Schedule.

(B)           Clients that have entered into Advisory Contracts with CII, CFC or CAAM since the date of the Original Schedule and which have consented to the assignment of their Advisory Contract shall be included in the Revised Schedule with their assets under management by CII, CFC or CAAM as of a date within 10 calendar days prior to the Closing included in such Revised Schedule.

(C)           If on or before the Closing, CII, CFC or CAAM has knowledge of any withdrawal of assets under management for any Client since the date of the Revised Schedule or any prospective withdrawal of assets under management for any Client, assets under management for such Client on the Revised Schedule shall be reduced by the value of the assets withdrawn or proposed to be withdrawn.  If on or before the Closing, CII, CFC or CAAM has knowledge of any Client’s intent to terminate its Advisory Contract within one year of the Closing, such Client shall be excluded from the Revised Schedule.

(D)          The pro forma annual billings for each Client shall be calculated as described in (A) above, after giving effect to the adjustments made to assets under management pursuant to the subparagraphs (A) to (C) above.

The pro forma annual billings shown on this Revised Schedule are referred to as “Assigned Annual Billings.”

(iii)          Assigned Annual Billings shall then be divided by Base Annual Billings, and the resulting percentage shall be determined to the nearest one-hundredth of a percent (the “Assigned Billings Percentage”).  The Assigned Billings Percentage shall be not less than 90%.

(h)           Insurance Agency Consents. CFC and CII shall have obtained all necessary written consents from the parties to the Insurance Agency Contracts constituting at least ninety percent (90%) of the revenues derived by CFC and CII from such Insurance Agency Contracts during the 12 month period ended June 30, 2005, and shall have obtained the necessary approvals, consents, licenses, or license amendments from, each applicable state insurance agency in respect of the insurance agency licensing of CFC and CII and the employees, consultants and independent contractors of the Cornerstone Business, as described in Section 11.6.

(i)            Bank Regulatory Consents.

(i)            All necessary approvals shall have been obtained, and no objections or disapprovals shall have been received, from the regulatory agencies having jurisdiction over Harleysville National Corporation, HNB and each Purchaser and Receiving Entity other than Harleysville National Corporation or HNB, in respect of the transactions contemplated under this Agreement and the Related Agreements.

(ii)           All necessary filings to qualify each Purchaser (if a subsidiary of HNB), CFC, CII and each Receiving Entity (if a subsidiary of HNB), shall have been made, and each such Purchaser and/or entity, as applicable, shall qualify, as of immediately after Closing, as a “financial subsidiary” of HNB under applicable rules of the Office of the Comptroller of the Currency (“OCC”).

(j)            [reserved]

(k)           Other Consents.  Sellers shall have obtained all necessary third party consents as listed on Schedule 13.3(k), including consents related to certain CAAM Contracts, CMR Contracts, the Leases and Permits.  All consents, approval or waivers required to be obtained by Sellers by the terms of this Agreement or to otherwise effect the transactions contemplated by this Agreement will, when obtained as of the Closing, conform in all material respects to, and otherwise satisfy in all material respects, all applicable laws and regulations.

(l)            No Debt.  Each Selling Shareholder shall have paid to CFC and CII any and all amounts owed by such Selling Shareholder to CFC and/or CII, as applicable, including the amounts required to be paid under Section 11.8(a).

(m)          Employees.  Each employee of Cornerstone listed on Schedule 9.33(a) and any other persons who are licensed producers of insurance products and with whom CFC or CII conducts business and who have previously executed assignments of commissions to CFC or CII, shall have executed and delivered to Purchaser (i) a Non-Solicitation and Confidentiality Agreement in a form reasonably satisfactory to Purchaser, providing for, in substance, the non-solicitation of employees, clients and prospective clients, and non-disclosure of confidential information, of Purchaser and each of its respective Affiliates (including the Cornerstone companies); and (ii) an Assignment of Commissions Agreement in  form reasonably satisfactory to Purchaser, providing for, in substance, the assignment by such employee to Purchaser or one of its Affiliates of commissions from sales of variable life insurance policies.

(n)           Board Approval.  The Board of Directors of Purchaser and Harleysville National Corporation shall have duly approved on or prior to Closing the consummation of the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE 14.
ADDITIONAL AGREEMENTS

14.1.        Non-competition.

(a)           The Parties acknowledge and agree that Purchaser’s present and future business relationships are of a nature that any statements made or actions taken by CAAM, CMR or the Selling Shareholders in violation of sub-section (b) below would cause irreparable harm to Purchaser.

(b)           (i)            By reason of Section 14.1(a), and in consideration for the payment by Purchaser to CAAM, CMR and the Selling Shareholders of the Purchase Price pursuant to this Agreement, CAAM, CMR and each Selling Shareholder covenants and agrees that during the Restricted Period, neither CAAM, CMR, nor any Selling Shareholder, nor any entity Controlled by CAAM, CMR or any Selling Shareholder, shall directly or indirectly, whether for his or its own account or for the account of any other Person, (A) provide insurance agency services, Investment Advisory Services, or broker-dealer services in Pennsylvania, New York, New Jersey, Delaware, Ohio, Maryland or West Virginia, (B) make any public or derogatory statements, or take any other actions that could interfere with (or are intended to interfere with) HNB, Harleysville National Corporation, Purchaser, CFC, CII or CAAM’s (or any of their Affiliate’s) relationships with any of their respective customers or clients, former customers or clients (meaning any Person who was a customer or client within the past six months of the date of determination) or potential customers or clients (meaning any Person with whom CFC, CII or CAAM has engaged in substantive discussions within the past six months of the date of determination), (C) contract with, accept business from, perform services for, or solicit any customers or clients, former customers or clients (as defined above) or potential customers or clients (as defined above) of HNB, Harleysville National Corporation, Purchaser, CFC, CII or CAAM (or any of their Affiliates); (D) hire, employ or enter into any other business relationship (including consultant) with, or recruit, solicit, induce or encourage, any individual who is employed by HNB, Harleysville National Corporation, Purchaser, CFC, CII, CAAM or CMR or any of their respective Affiliates at any time since June 1, 2005 through the Restricted Period, to leave such employment, or to seek, obtain or accept employment or any other business relationship with any Person other than HNB, Harleysville National Corporation, Purchaser, CFC or CII or any of their Affiliates, (E) directly or indirectly in any way, invest in, finance, consult with, be employed or otherwise engaged by, assist or establish, any Person, or acquire any Person, which is in the business of providing  insurance agency services, Investment Advisory Services, or broker-dealer services when such Person operates (or seeks to operate) in Pennsylvania, New York, New Jersey, Delaware, Ohio, Maryland or West Virginia; (F) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 1% of the stock of a publicly owned company) or otherwise, by any Person engaged in the banking (including bank and financial holding company) or financial services industry, or any other activity in which HNC or any of its Affiliates are engaged, when such Person operates (or seeks to operate) in Pennsylvania, New York, New Jersey, Delaware, Ohio, Maryland or West Virginia, or (G) provide financial or other assistance to any Person in the banking (including bank and financial holding company) or financial services industry, or any other activity in which HNC or any of its Affiliates are engaged, when such Person operates (or seeks to operate) in Pennsylvania, New York, New Jersey, Delaware, Ohio, Maryland or West Virginia.  CAAM, CMR and the Selling Shareholders will use their best efforts to ensure that all employees, consultants or agents of any of CII, CFC, CMR or CAAM comply with the provisions of this Section 14.1.

(ii)           The term “Restricted Period” shall mean the period beginning on the Closing Date and ending five (5) years after the Closing Date.  However, if such period or scope should be adjudged unreasonable in any judicial or other dispute resolution proceeding, then the period of time or scope shall be reduced by the extent deemed unreasonable, so that these covenants may be enforced during such period and for such scope as are adjudged to be reasonable.  In the event that any Selling Shareholder shall be in violation of any of the covenants contained in this Section 14.1, then the period during which that covenant shall be operative with respect to such Selling Shareholder shall be extended for a period equal to the period during which that violation shall have occurred.

(c)           The Parties acknowledge and agree that any violation by CAAM, CMR or any Selling Shareholder of the provisions of this Section 14.1 will cause irreparable harm to Purchaser, that the remedy at law for any such breach will be inadequate for Purchaser and, accordingly, Purchaser shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of such provisions.  Nothing herein contained shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach.

(d)           To the extent that any provision of this Section 14.1 would be held to violate applicable law or regulations or be unenforceable under applicable law or regulations, the provisions of this Section 14.1 shall nevertheless be applied and enforced to the maximum extent (with respect to type of product or service, geographical extent, and period of restriction) permitted under applicable law in order to achieve, to the greatest extent possible, its intended purpose.

(e)           Notwithstanding the foregoing, solely with respect to Advisory Service Clients that did not consent to the assignment of or continuation of the Advisory Contract after the Closing, CAAM and the Selling Shareholders may provide transition services necessary to meet their fiduciary obligations to such Clients until such Clients have executed contacts with another advisor, but in no event shall such services be provided for more than ninety (90) days after Closing.

(f)            The provisions of this Section 14.1 are separate and distinct from the restrictive covenant provisions that  may be contained in any Related Agreement, including the Employment Agreements with the Selling Shareholders.

14.2.        Tax Matters.

(a)           Section 338 Elections and Related Matters.

(i)            The Selling Shareholders agree:

(A)          to make a timely joint election with the Purchaser under Section 338(h)(10) of the Code with respect to the purchase of the stock of CFC and CII, respectively (such joint election under Section 338(h)(10) of the Code being referred to herein as the “Section 338(h)(10) Elections”), and

(B)           to make or cause to be made any and all similar elections available under any applicable foreign, state or local law with respect to the purchase of the stock of the CFC and CII, respectively (such similar elections available under any applicable foreign, state or local law being collectively referred to herein as the “Section 338(h)(10) Subelections”).

The Purchaser agrees,

(C)           to make an election under Section 338(g) of the Code and the applicable regulations under Section 338 to the extent necessary to allow the Section 338(h)(10) Elections to be made (such election under Section 338(g) of the Code and the applicable regulations under Section 338 being referred to herein as the “Section 338(g) Elections”), and

(D)          to make any and all similar elections available under any applicable foreign, state or local law, to the extent necessary to allow any Section 338(h)(10) Subelections to be made (such similar elections available under any applicable foreign, state or local law being collectively referred to herein as the “Section 338(g) Subelections”).

(ii)           As requested from time to time by the Purchaser (whether before, at or after the Closing), the Selling Shareholders shall assist the Purchaser in, and shall provide the necessary information to the Purchaser in connection with, the preparation of Internal Revenue Service Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases (“Form 8023”), and any comparable or related forms required under any applicable foreign, state or local law, and the required schedules or statements thereto (collectively, the “Section 338 Election Forms”), relating to the Section 338(h)(10) Elections, the Section 338(g) Elections, any Section 338(h)(10) Subelection and any Section 338(g) Subelection (collectively, the “Section 338 Elections”) and the information required to be filed with any Tax Authority as a result of the Section 338 Elections.  Without limiting the generality of the preceding sentence and with respect to each Section 338 Election Form delivered by the Purchaser to the Selling Shareholders, the Selling Shareholders shall, no later than thirty (30) days before the Section 338 Elections (or any of them) are required to be filed (taking into account any extensions), cause each such Section 338 Election Form requested by the Purchaser to be duly executed, and the Selling Shareholders shall deliver same to the Purchaser.  If the Purchaser determines that any change is to be made in a Section 338 Election Form previously executed by the Selling Shareholders and delivered by the Selling Shareholders to the Purchaser, then the Purchaser may prepare a new Section 338 Election Form and deliver such new Section 338 Election Form to the Selling Shareholders, and the Selling Shareholders shall cause such Section 338 Election Form to be duly executed and shall promptly deliver such executed Section 338 Election Form to Purchaser.

(iii)          The Purchaser shall file or cause to be filed Form 8023, and each of the Purchaser and Selling Shareholders shall take any and all actions necessary or appropriate to effect the timely filing of any other Section 338 Election Forms required to be filed for any applicable foreign, state or local Tax purposes.

(iv)          The Purchaser and the Selling Shareholders will:

(A)          treat the Section 338 Elections as valid,

(B)           not take any action inconsistent with the treatment,

(C)           file, or cause to be filed, all Tax Returns affected by those filings in a manner consistent with the Section 338 Elections (including attaching such Section 338 Election Forms and the schedules related thereto to the appropriate Tax Returns in the manner prescribed by applicable regulations or other applicable law), and

(v)           The Selling Shareholders shall be solely liable and responsible for the Taxes attributable to making the Section 338 Elections, including Taxes on the income or gain from the deemed sale of assets as a result of such Section 338 Elections.

(b)           The Selling Shareholders and the Purchaser agree to consent, and shall cause the CFC and CII to elect, pursuant to Subchapter S of the Code, to allocate Tax items to each of CFC’s and CII’s S corporation short year and C corporation short year pursuant to normal tax accounting rules (the “closing of the books method”) rather than by the pro rata allocation method.  The Selling Shareholders and the Purchaser agree and shall cause the Company to take all necessary actions under the Code and Treasury Regulations to cause such election and consents to be effective for federal income tax purposes.

(c)           From the date of this Agreement through and after the Closing Date, Selling Shareholders shall prepare, or cause to be prepared, in a manner consistent with prior returns (except to the extent counsel for Seller determines there is no reasonable basis in law therefor), and shall file, or cause to be filed, any Tax Returns of CFC, CII and CAAM (including amendments thereto) for all taxable periods that end on or before the Closing Date (and Purchaser shall do the same with respect to CFC and CII for any taxable period ending after the Closing Date).  Selling Shareholders shall pay, or cause to be paid when due and payable all Taxes with respect to CFC, CII and CAAM for the taxable period ending on the Closing Date.  The Tax Returns prepared and filed by the Selling Shareholders (referred to in the first sentence hereof) shall include, without limitation, the final federal, state and local S corporation income Tax Returns for CFC and CII.  The Selling Shareholders shall deliver to the Purchaser for its review and comment not later than thirty (30) days prior to the due date thereof any such Tax Returns.  In connection with the review of such final Tax returns, during normal business hours and upon reasonable prior notice, the Selling Shareholders shall provide to the Purchaser and their tax advisors such access to all books and records, of CFC and CII as is necessary to complete such review.  The parties agree to mutually resolve in good faith any differences with respect to such final returns.

(d)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, neither CFC, CII nor CAAM shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(e)           In the case of any taxable period that includes (but does not end on) the Closing Date, the periodic Taxes of CFC, CII and CAAM that are not based on income or receipts (e.g., property taxes) attributable to the pre-Closing Tax period shall be equal to the amount of such Taxes attributable to the entire taxable period multiplied by a fraction, the numerator of which is the number of days during that period that are in a pre-Closing Tax period and the denominator of which is the number of days in such taxable period; provided, however, that if the amount of periodic Taxes imposed for such taxable period reflects different rates of tax imposed for different periods within such taxable period, the formula described in the preceding clause shall be applied separately with respect to each such period within the taxable period.

(f)            Prior to the Closing Date, Selling Shareholders shall make available for Purchaser’s inspection, as reasonably requested, copies of those federal, state, county, local and foreign Tax Returns, reports and estimates for periods prior to the Closing Date for CFC, CII, CAAM and CMR to the extent not previously provided to Purchaser.

(g)           After the Closing Date, Purchaser and the Selling Shareholders will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return, determining a liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Without limiting the scope of the foregoing, Purchaser and the Selling Shareholder shall each make available to the other, as reasonably requested, all information, records or documents relating to federal, state, county, local or foreign Tax matters of CFC, CII and CAAM for all taxable periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof.

(h)           Purchaser shall promptly notify Seller Representative in writing upon receipt by Purchaser of notice of (i) any pending or threatened Tax audits or assessments of the CFC or CII which may affect the liability of the Selling Shareholders for Taxes under this Agreement.  Seller Representative shall have the sole right to participate with Purchaser in any Tax audit or administrative or court proceeding related to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense.  Purchaser agrees that it will cooperate, and cause CFC and CII to cooperate, at the expense of the Selling Shareholder, fully with Seller Representative and their counsel in the defense against any claim in any said proceeding.  Purchaser shall have the sole right to represent the CFC and CII in any Tax audit or administrative or court proceeding related to taxable periods ending after the Closing Date, and to employ counsel of its choice at its expense.  Seller Representative agrees to cooperate, at its expense, fully with Purchaser and its counsel in the defense against any claim in any said proceeding.  Notwithstanding the foregoing, Seller Representative will not enter into any closing agreement (as defined in Section 7121 of the Code, or any comparable provision of state, county, local or foreign law) which is binding on Purchaser for any taxable period ending after the Closing Date, without the prior written consent of Purchaser, or enter into any closing agreement (as so defined) which is binding on Purchaser for any taxable period ending on or before the Closing Date, without the prior written consent of Purchaser.  Further, notwithstanding the foregoing, Selling Shareholders shall not agree to any settlement concerning Taxes for any taxable period ending on or before the Closing Date, which settlement may result in an increase in Taxes of CFC or CII for any taxable period ending after the Closing Date, without the prior written consent of Purchaser, nor shall Purchaser agree to any settlement concerning Taxes for any taxable period ending after the Closing Date which may result in an increase in Taxes of CFC or CII for any taxable period ending prior to or including the Closing Date, without the prior written consent of Seller Representative.  Any consent required to be given under this Section may not be unreasonably withheld.

After the Closing Date, Selling Shareholders and Purchaser shall consult in good faith during the course of any audits or administrative or judicial proceedings pertaining to Taxes of, or which may affect, either CFC or CII for periods ending prior to or including the Closing Date.  Such consultations shall include, but not be limited to, consultations concerning (i) preparation of a response to a 30-day letter for a United States federal income tax audit together with any appellate conferences related thereto, (ii) any ongoing or future audits related to any period ending prior to or including the Closing Date and (iii) court proceedings with respect to any of the above.  Purchaser or Seller Representative, as the case may be, shall be made aware of any meetings and conferences related thereto and have the right (to the extent permissible by law) to have a representative present at those conferences.

(i)            Refund Claims.

(i)            Selling Shareholders shall be entitled to any Tax refunds pertaining to the activities or income of CFC or CII (or equivalent benefit to Selling Shareholders through a reduction in Tax liability) for periods ending on or before the Closing Date to the extent the benefit thereof has not been provided for on the Closing Date balance sheet.

(ii)           The parties hereto acknowledge and agree that any tax loss or tax credit of CFC or CII, the economic benefit of which is realized in a period ending after the Closing Date, shall be for the account of Purchaser, and Purchaser shall not be obligated to pay any additional consideration to Seller Representative therefor.  Without limiting the generality of the foregoing, this Section applies to any tax loss or credit generated in any period ending on, prior to or including the Closing Date, which may be carried forward and utilized on returns for any period ending after the Closing Date.

(j)            Except as otherwise provided in Sellers’ Schedules, there are no agreements or understanding whether labeled “tax-sharing” agreements or otherwise, whereby CFC or CII may be required after the date hereof to make payments of or in respect of Taxes to Sellers or any affiliate of Sellers, or any successor thereto.

14.3.        Seller Representative

(a)           John R. Yaissle, in an individual capacity and not as a Selling Shareholder or Seller, shall be constituted and appointed as agent (“Seller Representative”) for and on behalf of the Sellers and the Seller Representative shall have the exclusive right, power and authority on their behalf, to: (a) resolve and settle all claims and disputes relating to this Agreement and the Escrow Agreement, including claims and disputes over the Purchase Price Adjustment under Section 7.2 of this Agreement, the Earn-Out under Section 7.5 of this Agreement, claims for indemnification under Article 16 of this Agreement and the disbursement of the Escrow Funds (as such term is used and defined in the Escrow Agreement); (b) give and receive notices under Section 17.6 of this Agreement; (c) give and receive notices and communications under the Escrow Agreement to authorize delivery to Purchaser of property from the Escrow Fund in satisfaction of claims by Purchaser; (d) agree to, negotiate, enter into settlements and compromises of, and demand, and represent all Sellers at any mediation or arbitration in connection with this Agreement or the Escrow Agreement and comply with orders of courts, mediation settlements, and arbitration awards with respect to such claims; (e) take all other actions and exercise all other powers granted to the Seller Representative in this Agreement, including any and all actions required or permitted to be taken by the Seller Representative under the Escrow Agreement; and (f) to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing.  The Seller Representative may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to Purchaser.  No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his services.  Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers.  Any resolution or settlement of any claims by the Seller Representative shall be binding on each Seller who is a party to the claim (i.e., settlement of an indemnification claim) or is otherwise affected thereby (i.e., reaching agreement with Purchaser regarding any Purchase Price Adjustment).

(b)           The Seller Representative shall not be liable for any act done or omitted hereunder as Seller Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Sellers shall jointly and severally indemnify the Seller Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

ARTICLE 15.
TERMINATION AND REMEDIES

15.1.        Termination.  Anything in this Agreement to the contrary notwithstanding:

(a)           Upset Date.  If the Closing shall not have occurred on or before 11:59 p.m., New York, New York time, on March 15, 2006, then, this Agreement may be terminated in its entirety (and not partially) at any time thereafter by Purchaser or any Seller, by notice provided to Purchaser (in the case of a termination by a Seller) or Seller Representative (in the case of a termination by Purchaser), provided that the failure to consummate the Closing is not caused by a breach of this Agreement by the terminating Party.

(b)           Legal Restraint.  Purchaser or any Seller may, by written notice to Purchaser (in the case of a termination by Seller) or Seller Representative (in the case of a termination by Purchaser), terminate this Agreement if, on the date set forth in Section 15.1(a) hereof, there is in effect a preliminary or permanent injunction enjoining all or any portion of the transactions contemplated by this Agreement, including the purchase of any one or more of the Purchased Items by Purchaser.

(c)           Material Adverse Change.  Purchaser may terminate this Agreement by written notice to the Seller Representative on or before the date which is five Business Days after the date on which Sellers deliver to Purchaser interim unaudited financial statements as of and for the quarter ended September 30, 2005 if such financial statements reflect any material adverse change in the financial condition or results of operations of CFC, CII or CAAM as compared to their respective financial condition as reflected in the June 30, 2005 Unaudited Financial Statements.

(d)           Purchaser on the one hand, and Sellers on the other hand, may terminate this Agreement (in its entirety and not partially) by notice to Purchaser (in the case of a termination by Seller) or Seller Representative (in the case of a termination by Purchaser) if (i) in the case of a termination by Purchaser, any Seller shall breach any representation, warranty, and/or covenant contained herein, or (ii) in the case of a termination by Sellers, Purchaser shall breach any representation, warranty, and/or covenant contained herein, and the terminating Party shall have provided the breaching party with notice of such breach and such breach is not cured within five (5) Business Days of the date of such notice (if capable of being cured).

(e)           M Financial Group.  Sellers or Purchaser may terminate this Agreement in whole or in part in the event the Parties shall have failed to reach agreement regarding, or failed to receive approval from, M Financial Group with regard to the rights to be obtained from M Financial Group by Purchaser in connection with the transactions contemplated by this Agreement.

15.2.        Remedies.

(a)           Specific Performance.  If Purchaser, on the one hand, or Sellers, on the other hand, desire to proceed with the Closing despite any failure or refusal of the Party or Parties in breach of this Agreement, the Party or Parties who desire to proceed shall have the right to pursue the remedy of specific performance.

(b)           Damages.  Subject to compliance with the terms of Section 15.2(d) hereof, if the failure or refusal of Purchaser, on the one hand, or Sellers, on the other hand, to consummate the Closing constitutes a breach of this Agreement, the other Party terminating this Agreement pursuant to Section 15.1(a) hereof shall have the right to sue for direct damages and all reasonable out-of-pocket costs and expenses theretofore suffered and sustained by such non-defaulting Party.  In no event shall any Party be liable to any other Party for incidental, consequential or punitive damages, nor shall there be double counting of any item of loss, expense, cost or offset.

(c)           Effect of Termination.  Except as set forth in Section 15.2(b) above, upon any proper termination of this Agreement by a Party pursuant to Sections 15.1(a) or 15.1(b) hereof, thereafter no Party will have any rights, duties, liabilities or obligations of any kind or nature whatsoever against any other Party based upon either this Agreement or the transactions contemplated hereby, except (i) in each case the obligations of each Party for its own expenses incurred in connection with the transactions contemplated by this Agreement as provided in Section

17.1, the obligations of each Party with respect to confidentiality set forth in Section 17.3 hereof, and the provisions of Sections 17.4 and 17.5 in the event of a dispute as to the propriety of such termination, and (ii) nothing in this Section shall relieve any Party for any breach of its representations, warranties, covenants and agreements contained herein.

(d)           Cure Period.  If any Party shall seek any form of relief referred to in Sections 15.2(a) or 15.2(b) hereof, such Party shall, as a condition to the right to seek such relief, afford any defaulting Party a five (5) Business Day period to effect reasonable cure of such breach or default.

ARTICLE 16.
INDEMNIFICATION

16.1.        Survival of Representations and Warranties.

(a)           The representations and warranties made by the Selling Shareholders in Article 8 shall survive indefinitely.

(b)           The representations and warranties made by Sellers in Sections 9.1, 9.2, 9.3, 9.4 and 9.5 shall survive indefinitely

(c)           The representations and warranties made by Sellers in Sections 9.6 through and including Section 9.38 shall survive until the second (2nd) anniversary of the Closing Date, except that the representations and warranties in Sections 9.14 and 9.19 shall survive for 60 days after the expiration of the applicable statute of limitations (in each case, for purposes of this Article 16, the “Seller Cut-Off Date”).

(d)           Notwithstanding any provision of this Agreement to the contrary, no claim for incorrect representation or breach of warranty under this Agreement may be brought against CAAM, CMR or the Selling Shareholders, and no mediation with respect thereto commenced, and CAAM, CMR and the Selling Shareholders shall have no obligation with respect thereto, unless, in the event that the Seller Cut-Off Date is applicable to such claim, written notice thereof specifying with reasonable particularity the incorrect representation or breach of warranty claimed shall have been delivered to the Seller Representative before the Seller Cut-Off Date relating to such representation and warranty.

(e)           The representations and warranties made by Purchaser in Article 10 hereof shall survive until the second (2nd) anniversary of the Closing Date, except that the representations and warranties in Sections 10.1 to 10.4 shall survive indefinitely (in each case, for purposes of this Article 16, the “Purchaser Cut-Off Date”).

(f)            Notwithstanding any provision of this Agreement to the contrary, no claim for incorrect representation or breach of warranty under this Agreement may be brought against Purchaser, and no mediation with respect thereto commenced, and Purchaser shall not have any obligation with respect thereto, unless, in the event that the Purchaser Cut-Off Date is applicable to such claim, written notice thereof specifying with particularity the incorrect representation or breach of warranty claimed shall have been delivered to Purchaser before the Purchaser Cut-Off Date relating to such representation and warranty.

16.2.        Indemnification by CAAM, CMR and the Selling Shareholders.  Except as otherwise limited by Section 16.1, CAAM, CMR and the Selling Shareholders, jointly and severally, agree to indemnify, defend, and hold Purchaser, its Affiliates, and each of their respective directors, officers, employees, shareholders and agents (collectively, the “Purchaser Group”), harmless from any and all claims, losses, damages, liabilities, fines, penalties, costs and expenses (including reasonable attorneys fees) (hereinafter individually a “Loss” and collectively, “Losses”) suffered or incurred by any member of the Purchaser Group (a) arising out of or resulting from any incorrect representation or breach of warranty of any Seller contained in the Agreement, including Articles 8 or 9, (b) arising out of or resulting from a breach of any covenant or agreement by a Seller contained in this Agreement, (c) any liability or obligation in respect of CAAM relating to any period prior to the Closing Date to the extent such claims are not covered by insurance proceeds under insurance policies maintained by Sellers prior to the Closing Date, (d) the Retained CAAM Liabilities, and (e) any liability or obligation of CMR relating to any period prior to, on, or after the Closing Date, except with respect to liabilities and obligations arising after the Closing Date in respect of the CMR Contracts.

16.3.        Indemnification by Purchaser.  Except as otherwise limited by Section 16.1, Purchaser agrees to indemnify, defend, and hold CAAM, CMR and the Selling Shareholders and each of their respective Affiliates, and each of their respective directors, officers, employees, shareholders, and agents (collectively, the “Selling Shareholder Group”) harmless from any and all Losses suffered or incurred by the Selling Shareholder Group (a) arising out of or resulting from any incorrect representation or breach of warranty by Purchaser contained in Article 10, or (b) arising out of or resulting from the breach of any covenant or agreement by Purchaser contained in this Agreement.

16.4.        Assertion of Claims.

(a)           Any Party making a claim under this Article 16 is referred to as an “Indemnified Party” and each Party against whom such claims are asserted under this Article 16 is referred to as an “Indemnifying Party”.

(b)           An Indemnified Party shall promptly give each Indemnifying Party written notice of any matter which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Article 16 stating the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity; provided, however, that the failure of an Indemnified Party to give timely notice shall not affect the rights of such party to indemnification hereunder except to the extent that an Indemnifying Party demonstrates actual damage caused by such failure.

(c)           The obligations and liabilities of the Indemnifying Party under this Article 16 with respect to Losses arising from claims of any third party (including claims by any governmental agency) that are subject to the indemnification provided for in this Article 16 (“Third Party Claims”) shall be governed by and be contingent upon the additional terms and conditions set forth in this subsection (c).  If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give each Indemnifying Party prompt written notice thereof and shall permit each Indemnifying Party, at its option, to participate in the defense of such Third Party Claim by the counsel of their own choosing and at their own expense, such right to participate to include a right to receive from the Indemnified Party all relevant documentation and a right to interview all relevant witnesses (subject to the limitations contained in the next sentence).  If any Third Party Claim against an Indemnified Party is solely for money damages and will have no continuing effect in any material respect on the Indemnified Party and the amount claimed by the third party in the Third Party Claim is not more than the limit on such Indemnifying Party’s indemnity obligations contained in Section 16.5, then if an Indemnifying Party acknowledges in writing the Indemnifying Party’s obligation to indemnify the Indemnified Party under this Article 16 against any such Losses that may result from its portion of the exposure of such Third Party Claim, then the Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at the expense and through the counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, if the Indemnifying Party gives timely written notice of their intention to do so to the Indemnified Party.  The Indemnifying Party shall then permit such Indemnified Party, at its option, to participate in the defense of such Third Party Claim by the counsel of its own choosing and at its own expense.  However, if such Indemnifying Party elects not to defend against or is not entitled to so defend, pursuant to the third sentence of this subsection (c), such Third Party Claim, then such Indemnifying Party shall promptly so notify the Indemnified Party and such Indemnified Party shall thereupon have the right to assume and control the defense of its portion of the exposure of such Third Party Claim at the expense of such Indemnifying Party and through the counsel of such Indemnified Party’s choice.  In respect of any Third Party Claim, regardless of which Party is conducting a defense thereof, the Indemnified Party shall cooperate with such Indemnifying Party in such defense and make available to such Indemnifying Party, at such Indemnifying Party’s expense, all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by such Indemnifying Party.  Notwithstanding the foregoing, with respect to any Third Party Claim, the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such action, suit, claim, tax audit, proceeding, demand, assessment or enforcement action, and any appeal arising therefrom.  The Indemnified Party may not settle any Third Party Claim without the written consent of each Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)           Each Indemnifying Party shall be subrogated to any and all defenses, claims or setoffs which an Indemnified Party asserted or could have asserted against the third party making a Third Party Claim.  The Indemnified Party shall execute and deliver to each Indemnifying Party such documents as may be necessary to establish by way of subrogation the ability and right of each Indemnifying Party to assert such defenses, claims or setoffs against any third party making a Third Party Claim.

16.5.        Limitations on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Parties to provide indemnification under this Agreement shall be subject to the following limitations:

(a)           After the Closing, CAAM, CMR and the Selling Shareholders shall be liable to the Purchaser Group for the Losses covered by Section 16.2(a) to the extent, and only to the extent, that the aggregate amount of Losses suffered by the Purchaser Group for which they are entitled to seek indemnification pursuant to this Agreement exceed $125,000 in the aggregate (the “Minimum Amount”), in which event the Purchaser Group shall thereafter be entitled to seek indemnification for all such Losses (i.e., including those Losses incurred to achieve the Minimum Amount).  Notwithstanding the foregoing, the Minimum Amount shall not apply to tax or employee benefits liabilities or any and all claims of Purchaser asserting a right to any part of the business, property or assets of the Cornerstone Business not listed on the Disclosure Schedule.  CAAM, CMR and the Selling Shareholders shall be treated for purposes of this Section 16.5(a) as one Indemnifying Party such that valid claims against them shall be aggregated to meet the Minimum Amount.  In addition, this Section 16.5(a) will not apply to any breach of any of the Indemnifying Party’s representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Indemnifying Party of any covenant or obligation.

(b)           The maximum aggregate liability of CAAM, CMR and the Selling Shareholders to the Purchaser Group for all Losses suffered by the Purchaser Group for which they are entitled to seek indemnification under Section 16.2(a) shall be Eleven Million Dollars ($11,000,000.00), except that this Section 16.5(b) shall not apply to Losses resulting from a breach of any representation or warranty relating to Article 8, Sections 9.1-9.5, Taxes (including Section 9.19), employee benefit plans or arrangement (including Section 9.14) or any breach of any of the Sellers’ representations and warranties of which the Sellers had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by any Seller, which such liability where Sellers had knowledge or intentionally breached a representation or warranty shall be capped at the Purchase Price actually paid to Sellers.

(c)           After the Closing, Purchaser shall be liable to the Selling Shareholder Group for the Losses covered by Section 16.3(a) to the extent, and only to the extent, that the aggregate amount of Losses suffered by the Selling Shareholder Group for which they are entitled to seek indemnification pursuant to this Agreement exceed $125,000 in the aggregate (the “Purchaser Minimum Amount”), in which event the Selling Shareholder Group shall thereafter be entitled to seek indemnification for all such Losses (i.e., including those Losses incurred to achieve the Purchaser Minimum Amount).  In addition, this Section 16.5(c) will not apply to any breach of any of the Indemnifying Party’s representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Indemnifying Party of any covenant or obligation.

(d)           The maximum aggregate liability of Purchaser to the Selling Shareholder Group for all Losses suffered by the Selling Shareholder Group for which they are entitled to seek indemnification under Section 16.3(a) shall be Eleven Million Dollars ($11,000,000.00), except that this Section 16.5(d) shall not apply to Losses resulting from a breach of any representation or warranty relating to Sections  10.1-10.4 or any breach of any of the Purchaser’s representations and warranties of which Purchaser had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Purchaser, which such liability where Purchaser had knowledge or intentionally breached a representation or warranty shall be capped at the Purchase Price actually paid to Sellers.

16.6.        Set-Off.  Upon notice to the Seller Representative, specifying in reasonable detail the basis for such set-off, Purchaser may set-off any amount to which it may be entitled under this Agreement (including this Article 16) against amounts otherwise payable by Purchaser pursuant to this Agreement first or any of the Related Agreements second.  The exercise of such right to set-off by Purchaser in good faith will not constitute a breach of this Agreement.

ARTICLE 17.
GENERAL PROVISIONS

17.1.        Expenses.  Except as otherwise set forth in this Agreement, all fees, commissions and other expenses incurred by each Party in connection with the negotiation of this Agreement and in preparing to consummate the transactions contemplated hereby shall be borne by the Party incurring such fee, commission or expense.

17.2.        Execution in Counterparts; Binding Effect.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy and all of which together shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each Party and delivered to the other Parties.

17.3.        Confidentiality.  All information given by any Party hereto to any other Party shall be considered confidential and shall be used only for the purposes intended unless (i) compelled to be disclosed by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of any Authorities) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder.  Without limiting the foregoing, confidential information shall include all documents and information concerning a Party or any of its Affiliates furnished by it to another Party or such other Party’s representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the Party receiving such documents or information or (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning Cornerstone.  The provisions of this Section 17.3 and of the confidentiality agreement referenced in the preceding sentence shall remain in force and effect notwithstanding any termination of this Agreement under Article 15 hereof.

17.4.        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the choice of law provisions thereof, and by federal law to the extent it pre-empts Pennsylvania law.

17.5.        Dispute Resolution.  Any dispute arising out of or relating in any way to this Agreement or to the transactions contemplated hereby, with the exception of applications for injunctive relief as provided in this Agreement and disputes concerning the Purchase Price Adjustment and Earn-Out, shall be resolved as provided in this Section 17.5.

(a)           The dispute will first be referred to the Parties’ respective senior management personnel, who will endeavor in good faith to resolve any such disputes within the limits of their authority for a period not to exceed five (5) Business Days after that referral. If and only if any dispute remains unresolved after the Parties have followed the dispute resolution procedure set forth above, the matter will be resolved pursuant to Sections 17.5(b), (c), and (d) below.

(b)           If any dispute between or among the Parties has not been resolved pursuant to Section 17.5(a) above, the Parties will endeavor to settle the dispute by mediation held in Philadelphia, Pennsylvania under the then-current model procedure of the Center for Public Resources or its successor (“CPR”), to the extent such procedure does not conflict with the provisions in this Section 17.5, for mediation of business disputes or, if such model procedure no longer exists, some other mutually agreeable procedure. Within five (5) Business Days from the date that the Parties cease direct negotiations pursuant to Section 17.5(a) above, Purchaser shall provide Seller Representative with a list of three (3) individuals then listed on CPR’s U.S. Regional Panel of Distinguished Neutrals for Philadelphia, who are available during the time period contained in clause (c) below and who have no conflict of interest with respect to any Party, and Seller Representative shall, within five (5) Business Days after receipt of such list, select one (1) of the neutrals from such list (the “Mediator”). Each Party will bear its own cost of mediation; provided, however, the cost charged by the Mediator will be borne equally by the Parties.

(c)           The Parties agree that any mediation proceeding (as well as any discussion pursuant to Section 17.5(a) above) will constitute settlement negotiations for purposes of the federal and state rules of evidence and will be treated as non-discoverable, confidential and privileged communication by the Parties and the Mediator. No stenographic, visual or audio record will be made of any mediation proceedings or such discussions. All conduct, statements, promises, offers and opinions made in the course of the mediation or such discussion by any Party, its agents, employees, representatives or other invitees and by the Mediator will not be discoverable nor admissible for any purposes in any litigation or other proceeding involving the Parties and will not be disclosed to any third party. The Parties agree that this mediation procedure will be obligatory. In the event that any Party refuses to adhere to the mediation procedure set forth in this Section 17.5, any other Party may bring an action to seek enforcement of such obligation in the appropriate court specified in Section. 17.5(d); provided however, that if the non-initiating Party refuses to adhere to such mediation procedure, the initiating Party may proceed pursuant to Section 17.5(d) without first seeking to compel mediation. The Parties’ efforts to reach a settlement of any dispute will continue until the conclusion of the mediation proceeding. The mediation proceeding will be concluded when: (i) a written settlement agreement is executed by the Parties, or (ii) the Mediator concludes and informs the Parties in writing that further efforts to mediate the dispute would not be useful, or (iii) the Parties agree in writing that an impasse has been reached. Notwithstanding the foregoing, any Party may withdraw from the mediation proceeding without liability therefor in the event such proceeding continues for more than thirty (30) days after the expiration of the five (5) Business Day period afforded to Seller Representative to select the Mediator.

(d)           If any dispute has not been resolved pursuant to the foregoing, either Party can file a litigation complaint only as follows: (i) in cases where there is Federal jurisdiction, in the Federal Court for the Eastern District of Pennsylvania located in Philadelphia, Pennsylvania and (ii) in all other cases, in the Court of Common Pleas in and for Philadelphia, Pennsylvania. Notwithstanding anything to the contrary contained in this Section 17.5, any Party may file a complaint in either such court (as the case may be) to seek a preliminary injunction or other provisional judicial relief, if in its sole discretion such action is necessary to avoid irreparable damage or to preserve the status quo.

17.6.        Notices.  Service of process, and any other notices or other communications required or permitted under this Agreement shall be given in writing and delivered personally, sent by confirmed facsimile transmission, mailed first class or sent by overnight courier guaranteeing next-day delivery, addressed as follows:

If to CII, CFC, CAAM or CMR

1802 Hamilton Street

Allentown, PA  18102

Telephone:  (610) 437-1375

Facsimile:

Attention:  Sellers Representative

with a copy (which shall not constitute notice) to:

Ronnie F. Hess, Esquire

Tallman, Hudders & Sorrentino, P.C.

1611 Pond Road, Suite 300

Allentown, PA  18104

Telephone:  (484) 765-2216

Facsimile:  (484) 765-2244

If to Purchaser:

Harleysville National Corporation

483 Main Street

Harleysville, PA  19438

Facsimile:  (215) 256-3065

Attention: Chief Operating Officer

with a copy (which shall not constitute notice) to:

Stradley, Ronon, Stevens & Young LLP
Woodland Falls Corporate Park

200 Lake Drive East, Suite 100

Cherry Hill, NJ  08002

Facsimile: 856-321-2415
Attention:  Eric D. Schoenborn, Esquire

If to Yaissle, Scalici or Cowen:

To the address set forth in the first paragraph of this Agreement.

Service of process and any other notices or communications required or permitted under this Agreement shall be deemed to have been received by the addressee (i) on the date given, if delivered personally or sent by confirmed facsimile transmission, (ii) ten days after the date of deposit, if mailed by first class mail and (iii) two days after delivery to a courier, if sent by overnight courier guaranteeing next-day or two day delivery.  Any Party may change the person, address or facsimile transmission number for service of process upon it or delivery of notices or other communications to it under this Agreement by delivering notice of such change to the other Parties in accordance with this Section 17.6.

17.7.        Titles and Headings.  Titles and headings to Articles and Sections herein, and the Table of Contents to this Agreement, are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

17.8.        Successors and Assigns; Beneficiaries.

(a)           No Party shall be permitted to assign any rights or delegate any of the obligations created under this Agreement without prior written consent of the other Parties; provided, however, that Purchaser may assign its rights hereunder to any Affiliate of Purchaser without the prior written consent of any other Party.

(b)           This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors, heirs, executors, legal representatives and permitted assigns.

(c)           Other than with respect to Persons explicitly indemnified pursuant to Article 16 or the preceding sentence, nothing in this Agreement shall confer upon any Person or entity not a Party to this Agreement, or the legal representatives of such Person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

17.9.        Entire Agreement.  This Agreement represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein, and no representations or warranties have been made in connection with this Agreement or the transactions contemplated hereby other than those expressly set forth herein or in the Disclosure Schedule, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any proceeding involving this Agreement.

17.10.      Waivers and Amendments.  Each of the Seller Representative and Purchaser, may, but shall not be obligated to, by written notice to the other Parties (a) extend the time for the performance of any of the obligations or other actions of the other Parties; (b) waive any inaccuracies in the representations or warranties of the other Parties contained in this Agreement; (c) waive compliance with any of the covenants of the other Parties created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.  This Agreement may be amended, modified or supplemented only by a written instrument executed by Purchaser, CFC, CII, CAAM, CMR and the Selling Shareholders.

17.11.      Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof..

IN WITNESS WHEREOF, the Parties have executed this Agreement, all as of the day and year first above written.

HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY

Attest:	/s/ Jo Ann M. Bynon	By:	/s/ Gregg J. Wagner
Name:	Jo Ann M. Bynon	Name:	Gregg. J. Wagner
Title:	Corporate Secretary	Title:	Executive Vice President

CORNERSTONE FINANCIAL CONSULTANTS, LTD.

Attest:	/s/ Malcolm L. Cowen, II	By:	/s/ J. R. Yaissle
Name:	Malcolm L. Cowen, II	Name:	John R. Yaissle
Title:	Secretary	Title:	President

CORNERSTONE INSTITUTIONAL INVESTORS, INC.

Attest:	/s/ J. R. Yaissle	By:	/s/ Thomas J. Scalici
Name:	John R. Yaissle	Name:	Thomas J. Scalici
Title:	Vice President	Title:	CEO

CORNERSTONE ADVISORS ASSET MANAGEMENT, INC.

Attest:	/s/ J. R. Yaissle	By:	/s/ Malcolm L. Cowen, II
Name:	John R. Yaissle	Name:	Malcolm L. Cowen, II
Title:	Treasurer	Title:	President

CORNERSTONE MANAGEMENT RESOURCES, INC.

Attest:	/s/ Malcolm L. Cowen, II	By:	/s/ J. R. Yaissle
Name:	Malcolm L. Cowen, II	Name:	John R. Yaissle
Title:	VP/Secretary	Title:	President

/s/ J. R. Yaissle
JOHN R. YAISSLE

/s/ Malcolm L. Cowen, II
MALCOLM L. COWEN, II

/a/ Thomas J. Scalici
THOMAS J. SCALICI

LIST OF SCHEDULES

Schedule 3.1(b)	CAAM Contracts

Schedule 3.1(c)	CAAM Licenses; Permits

Schedule 3.2(b)	Other CAAM Assets

Schedule 3.3(b)	CAAM Trade Payables

Schedule 3.3(c)	CAAM Accrued Liabilities

Schedule 4.1	CMR Contracts

Schedule 6.1	Excluded Life Insurance Policies

Schedule 6.2	Excluded Personal Property of Selling Shareholders

Schedule 7.1	Purchase Price

Schedule 7.3	Allocation of Purchase Price

Schedule 7.5	Earn-Out

Schedule 8.3(a)	CFC Shares

Schedule 8.3(b)	CII Shares

Schedule 8.4	Conflicts

Schedule 8.6	Governmental Consents

Schedule 9.1	Jurisdictions in which CFC, CII, CAAM an CMR are Qualified

Schedule 9.4	Subsidiaries

Schedule 9.5	Conflicts

Schedule 9.8	Certain Changes or Events

Schedule 9.9	Description of Real Property Leases

Schedule 9.10	Registrations

Schedule 9.11	Accounts Receivable

Schedule 9.12	Litigation

Schedule 9.13	Material Contracts

Schedule 9.14	Employee Benefit Plans

Schedule 9.16	Liability Insurance

Schedule 9.17	Tangible Property

Schedule 9.18	Intellectual Property

Schedule 9.19	Tax Elections

Schedule 9.20	Compliance with Laws

Schedule 9.21	Advisory Contracts

Schedule 9.22	Brokerage Agreements

Schedule 9.23	Advisory Referral Arrangements

Schedule 9.24	Dealer Agreements

Schedule 9.25(b)	Individual Prohibited Transaction Exemptions

Schedule 9.25(d)	Actions for Breach of Fiduciary Duty

Schedule 9.25(f)	Fiduciary Violations

Schedule 9.27	Investment Advisor Registration

Schedule 9.29	Execution and Brokerage Allocation Practices

Schedule 9.30(f)	Compliance With Net Capital Requirement Obligations

Schedule 9.31(a)	Insurance Agency Contracts

Schedule 9.31(b)	List of Each Authority

Schedule 9.31(c)	Client Insurance Policies

Schedule 9.31(e)	CFC-CII Commission Allocation Policy

Schedule 9.31(h)	Commission Sharing Arrangements

Schedule 9.32	Governmental Consents

Schedule 9.33(a)	Employee List

Schedule 9.33(b)	Employee Claims Against Sellers; Pending Terminations

Schedule 9.34	Bank Accounts

Schedule 9.35	Transactions with Related Parties

Schedule 9.36	No Indebtedness; Distributions

Schedule 10.4	Governmental Consents

Schedule 13.3(g)	Advisory Contract Consents

Schedule 13.3(k)	Other Consents